EXHIBIT 10.10

AIRCRAFT LEASE

(Serial Number 560-5086)

DATED AS OF APRIL 11, 2002

between

FLEET CAPITAL CORPORATION

as Lessor

and

COPART, INC.

as Lessee

This is Counterpart No. 2 of a total of 3 counterparts.  Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

TABLE OF CONTENTS

			PAGE

SECTION	1	Lease and Acceptance of Aircraft	3
SECTION	2	Conditions to Closing	3
SECTION	3	Term and Rent	4
SECTION	4	Title; Quiet Possession and Use	5
SECTION	5	Disclaimer and Assignment of Warranties	5
SECTION	6	Representations, Warranties and Agreements of Lessee	6
SECTION	7	Net Lease	10
SECTION	8	Taxes	11
SECTION	9	Compliance and Use	11
SECTION	10	Loss or Damage	12
SECTION	11	Indemnification	13
SECTION	12	Assignment and Sublease	14
SECTION	13	Events of Default	16
SECTION	14	Remedies	18
SECTION	15	Notices	20
SECTION	16	Transaction Expenses	20
SECTION	17	Miscellaneous	21
SECTION	18	Amendments	23
SECTION	19	Truth in Leasing	23
		EXHIBIT A - Definitions
		Lease Supplement No. 1
		Schedule No. 1 to Lease Supplement No. 1
		Schedule No. 2 to Lease Supplement No. 1
		Schedule No. 2-A to Lease Supplement No. 1 *
		Schedule No. 3 to Lease Supplement No. 1 *
		Schedule No. 4 to Lease Supplement No. 1 *
		Schedule No. 5 to Lease Supplement No. 1 *
		Lease Supplement No. 2
		EXHIBIT B - Warranty Bill of Sale
		EXHIBIT C - Special Tax Indemnity Rider *
		Insurance Addendum
		Purchase, Early Purchase and Renewal Option Addendum
		Maintenance and Return Addendum
		Security Deposit Amendment

*              to be deleted from FAA filing copy and copy of lease to be placed on board the Aircraft

                This AIRCRAFT LEASE (together with all Supplements, Exhibits, Riders and Addenda hereto, the “Lease”) is made and entered into as of April 11, 2002 by and between FLEET CAPITAL CORPORATION, a Rhode Island corporation(“Lessor”), with a place of business at One Financial Plaza, Fifth Floor, Providence, RI  02903-2305, and COPART, INC., a California corporation (“Lessee”), having its principal place of business and chief executive office at 5500 East Second Street, Benicia, CA 94510. Certain capitalized terms as used in this Lease are defined in Exhibit A hereto, and such definitions are hereby incorporated herein and made a part hereof as though set forth herein in full.

SECTION 1.  Lease and Acceptance of Aircraft.

                Subject to the satisfaction of each condition set forth in Section 2, Lessor hereby agrees to purchase the Aircraft from the Supplier and to lease the same to Lessee and Lessee hereby agrees to lease the same from Lessor for the Basic Term hereof pursuant to the terms and conditions of this Lease.  The sale of the Aircraft to Lessor shall include all of Supplier’s right, title and interest in and to the Aircraft.

                Lessor hereby appoints Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Aircraft from the Supplier.  The execution by Lessee of Lease Supplement No. 1 shall evidence that the Aircraft is leased under, and is subject to all of the terms, provisions and conditions of, this Lease and constitute Lessee’s unconditional and irrevocable acceptance of the Aircraft for all purposes of this Lease.  Except as may be expressly set forth herein, this Lease is non-cancelable and non-terminable by Lessee.

SECTION 2.  Conditions to Closing.

                (a)  Conditions Precedent.  Lessor’s obligations to purchase the Aircraft from the Supplier and to lease the Aircraft to Lessee, shall each be both subject to and conditioned upon all of the following conditions being satisfied:

                                (i)  Lessor shall have received the Closing Documents set forth on Lease Supplement No. 2 hereto, all in form and substance satisfactory to Lessor.

                                (ii)  No material adverse change in the financial condition of either Lessee or any Guarantor has occurred since the date of the last financial statements furnished to Lessor as set forth on Schedule No. 2 to Lease Supplement No. 1.

                                (iii)  Receipt by Lessor of a reasonably satisfactory inspection report with respect to the Aircraft prepared by inspector(s) reasonably acceptable to Lessor.

                                (iv)  Lessee’s acceptance of the Aircraft on or before the Acceptance Date.

                                (v)  In addition to the above listed conditions precedent, Lessee covenants and agrees that upon Lessor’s acknowledgment that all the conditions to the sale and lease as aforestated have been satisfied, Lessee shall authorize the release from escrow to Lessor of the documents held by FAA Counsel on behalf of Lessee and shall authorize FAA Counsel to file and record all appropriate documentation with the FAA on the Acceptance Date.

                (b)           Lessee’s Conditions Precedent.

                                (i)            FAA Counsel shall have received an original counterpart of this Lease and each other document executed in connection herewith duly executed by an authorized officer of Lessor.

                                (ii)           The Supplier shall have performed all of its obligations under the Purchase Agreement with respect to the Aircraft.

                (c)  Conditions Subsequent.  Lessee shall comply with the Conditions Subsequent set forth in Lease Supplement No. 2 hereto.

SECTION 3.  Term and Rent.

                (a)  The leasing of the Aircraft by Lessor to Lessee shall commence on the Acceptance Date and end on the Expiration Date each as set forth on Schedule No. 2 to Lease Supplement No. 1, unless this Lease shall have been earlier terminated, cancelled or extended in accordance with the terms hereof.

                (b)  Lessee shall pay to Lessor as basic rent (herein referred to as “Basic Rent”) the following:

                                (i)  On the Acceptance Date, an amount equal to the Daily Lease Rate, multiplied by the number of days elapsed from and including the Acceptance Date with respect to the Aircraft to but excluding the Rent Commencement Date.

                                (ii)  On the First Basic Rent Date and on each Basic Rent Date thereafter, to and including the Last Basic Rent Date, an amount equal to the Basic Rent set forth on Schedule 2-A to Lease Supplement No. 1.

                                (iii)  After the Expiration Date until the Aircraft is returned to the Lessor in accordance with the terms and conditions of this Lease, an amount equal to the Basic Rent.  Such amount shall be payable from and after the Expiration Date until the return of the Aircraft to the Lessor as provided under this Lease.  Such amount shall be payable on the same dates and with the same frequency as Basic Rent was payable during the Term.

                (c)  In addition, Lessee shall pay to Lessor the following amounts (herein referred to as “Supplemental Rent” and, together with all Basic Rent, collectively as “Rent”):  (i)  any other amount payable hereunder which Lessee assumes the obligation to pay, or agrees to pay, under this Lease to Lessor or others;  (ii)  on the date provided herein, any amount payable hereunder as Casualty Value and/or any amounts due pursuant to any Rider or Addendum hereto plus any and all amounts regarding the same; (iii) interest at the lesser of the Late Payment Rate or the highest rate of interest permitted by applicable law for the number of days actually elapsed on any amount payable hereunder not paid when due, plus, if not paid when due, as an administrative and late charge, an amount equal to the Administrative Charge.  The expiration, cancellation or other termination of Lessee’s obligation to pay Basic Rent hereunder shall not terminate, limit or modify the obligations of Lessee with respect to Supplemental Rent, which shall survive such expiration, cancellation or other termination of the Lease.

                (d)  All payments of Rent or other amounts required hereunder shall be made to Lessor in immediately available United States funds on the date payable hereunder at the address designated by Lessor for payment, by wire transfer to an account specified by Lessor or at such other address or to such other Person as Lessor may direct by notice in writing to Lessee.

SECTION 4.  Title; Quiet Possession and Use.

                Title to the Aircraft shall at all times remain in Lessor (or such other entity as Lessor shall designate in accordance with the terms hereof) and at no time during the Term shall title become vested in Lessee.  Lessee shall acquire no right, title or interest in or to the Aircraft except the right to use the Aircraft pursuant to the terms of this Lease.

                Lessor warrants that during the term of this Lease, so long as no Event of Default has occurred and is continuing hereunder, Lessee’s possession and use of the Aircraft shall not be divested or interfered with by Lessor or anyone claiming by, through or under Lessor, and, so long as no Event of Default has occurred and is continuing hereunder, Lessor shall not take any action contrary to Lessee’s right of quiet enjoyment as expressly described above.  Lessor agrees to cause any lender of Lessor having a security interest in the Aircraft to provide Lessee with a warranty substantially similar or comparable to the one set forth in the immediately preceding sentence.

                The warranty set forth hereinabove is in lieu of all other warranties of Lessor, whether written, oral or implied, with respect to this Lease or the Aircraft, and Lessor shall not be deemed to have modified in any respect the obligations of Lessee pursuant to Section 7 hereof, which obligations are and shall remain absolute, irrevocable and unconditional under all events and circumstances whatsoever.

SECTION 5. Disclaimer and Assignment of Warranties.

                LESSEE EXPRESSLY ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES AND LESSEE EXPRESSLY AGREES THAT IT IS LEASING THE AIRCRAFT FROM LESSOR IN AN “AS IS” CONDITION.  LESSEE FURTHER ACKNOWLEDGES THAT THE LESSOR HAS NOT MANUFACTURED OR SUPPLIED THE AIRCRAFT AND THAT THE LESSOR ACQUIRED OR WILL ACQUIRE THE AIRCRAFT AND/OR THE RIGHT TO POSSESSION THERETO IN CONNECTION WITH THIS LEASE.  LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY (EXCEPT FOR THE WARRANTY OF QUIET POSSESSION AND USE), EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT, ANY PART THEREOF, ANY RECORDS, OR ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN, CONDITION, CAPACITY OR DURABILITY OF THE AIRCRAFT, ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, USE OR OPERATION, THE QUALITY OF THE MATERIALS OR WORKMANSHIP OF THE AIRCRAFT, ITS VALUE OR AIRWORTHINESS, TITLE, SAFETY, THE ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY LESSEE), COMPLIANCE OF THE AIRCRAFT WITH THE REQUIREMENTS OF ANY LAW, RULE, REGULATION OR STANDARD PERTAINING THERETO, OR THE CONFORMITY OF THE AIRCRAFT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE DOCUMENT RELATING THERETO OR ANY INTERFERENCE OR ANY COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, NOR SHALL LESSOR BE LIABLE, REGARDLESS OF ANY ACTUAL OR ALLEGED NEGLIGENCE OF LESSOR, FOR ANY DEFECTS, EITHER PATENT OR LATENT (WHETHER OR NOT DISCOVERABLE BY LESSEE), IN THE AIRCRAFT OR ANY PART THEREOF OR ANY DIRECT OR INDIRECT DAMAGE TO PERSONS OR PROPERTY RESULTING THEREFROM OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSEE HEREBY WAIVES ANY CLAIM (INCLUDING ANY CLAIM BASED ON STRICT OR ABSOLUTE LIABILITY IN TORT OR INFRINGEMENT) IT MIGHT HAVE AGAINST LESSOR FOR ANY LOSS, DAMAGE OR EXPENSE (INCLUDING, WITHOUT LIMITATION, DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGE, ANY LOSS OF BUSINESS OR PROFITS OR ANY INTERRUPTION OR LOSS OF SERVICE OR USE THEREOF) CAUSED BY THE AIRCRAFT OR BY LESSEE’S LOSS OF USE THEREOF FOR ANY REASON WHATSOEVER.

                If the Aircraft is not delivered, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason whatsoever, Lessee shall make all claims on account thereof solely against the Manufacturer or Supplier and not against Lessor, and Lessee shall nevertheless pay all Rent and other sums payable hereunder.  Lessee acknowledges that neither the Manufacturer or Supplier nor any sales representative or agent thereof, is an agent of Lessor, and no agreement or representation as to the Aircraft or any other matter by any such sales representative or agent of the Manufacturer or Supplier shall in any way affect Lessee’s obligations hereunder.

                So long and only so long as an Event of Default hereunder shall not have occurred and be continuing, and so long and only so long as the Aircraft shall be subject to this Lease and Lessee shall be entitled to possession of the Aircraft hereunder, Lessor assigns to Lessee and authorizes Lessee, at Lessee’s expense, to assert for Lessor’s account, all rights and powers of Lessor under any manufacturer’s, vendor’s or dealer’s warranty on the Aircraft or any part thereof, (including, without limitation, any warranty of Manufacturer or Supplier) and, so long as no Event of Default has occurred and is continuing hereunder, Lessor agrees to reasonably cooperate, at Lessee’s sole cost and expense, with any reasonable assertion by Lessee against any such manufacturer, vendor or dealer concerning any existing warranty on the Aircraft (or any part thereof); provided, however, that any such cooperation by Lessor or assertion by Lessee shall be expressly limited to any non-legal proceedings, processes or claims.  Notwithstanding the foregoing, Lessee shall not attempt to enforce any such performance in the name of Lessor by legal proceeding without Lessor’s prior written approval.  Lessor reserves the right to approve all pleadings and legal process bearing its name.

SECTION 6.  Representations, Warranties and Agreements of Lessee.

                Lessee represents, warrants and agrees as follows:

                (a)  Due Organization.  Lessee has the form of business organization indicated in the caption of this Lease and is duly organized and existing in good standing under the laws of the state listed in the caption of this Lease and is duly qualified to do business wherever necessary to carry on its present business and operations, including, without limitation, the Primary Hangar Location, and to own its property, except where the absence of such qualification would not materially adversely affect Lessee’s ability to perform its obligations hereunder.

                (b)  Due Authorization; No Violation.  This Lease has been duly authorized by all necessary action on the part of Lessee consistent with its form of organization, does not require any further shareholder, member or partner approval, does not require the approval of, or the giving notice to, any Federal, state, local or foreign governmental authority (including, without limitation, the Department of Transportation and/or the FAA) and does not contravene any law binding on Lessee or contravene any provision of, or constitute a default under any certificate or articles of incorporation or organization or by-laws or partnership certificate or agreement, or any agreement, indenture, or other instrument to which Lessee is a party or by which it may be bound.

                (c)  Enforceability.  This Lease has been duly executed and delivered by authorized representatives of Lessee and constitutes a legal, valid and binding obligation of Lessee enforceable in accordance with its terms.

                (d)  Financial Statements.  Lessee agrees to furnish Lessor (i) as soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of Lessee, a copy of the balance sheet of Lessee as of the end of such fiscal year, and related statements of income and retained earnings of Lessee for such fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles consistently applied and certified by an independent certified public accounting firm of recognized standing and which is reasonably acceptable to Lessor, each on a comparative basis with corresponding statements for the prior fiscal year and (ii) within forty five (45) days after the last day of each fiscal quarter of Lessee (except the last fiscal quarter of any fiscal year), a copy of the balance sheet of Lessee as of the end of each such quarter, and statement of income and retained earnings covering the fiscal year to date of Lessee, each on a comparative basis with the corresponding period of the prior year, all in reasonable detail and certified by the treasurer or principal financial officer of Lessee.  Notwithstanding the foregoing, in the event that the Lessee has debt or equity securities regulated by the SEC, the furnishing by Lessee to Lessor of all reports, forms and other filings, if any, required to be made by Lessee to the SEC including, without limitation, any SEC Forms 10-K and 10-Q and related reports or documents within thirty (30) days after the date on which they are filed shall be deemed to satisfy the requirements of this paragraph.  All credit, financial and other information provided by Lessee or at Lessee’s direction is, and all such information hereafter furnished will be, true, correct and complete in all material respects.

                (e)  Furnishing of Information.  Lessee agrees that it shall furnish from time to time to Lessor such information relating to Lessee, Guarantor, their subsidiaries and/or affiliates, financial or otherwise, as Lessor shall reasonably request.

                (f)  Name, Location of Chief Executive Offices and Organizational Identification Number.  Lessee warrants that Lessee’s exact legal name as shown on its certificate or articles of incorporation or by-laws, or certificate of articles of organization, each as amended as of the date of this lease; Lessee’s state-issued organizational identification number (if any); and the address of Lessee’s mailing, chief executive offices and principal place of business are all correct as set forth in Schedule No. 2 to Lease Supplement No. 1. Lessee agrees (i) that it shall not change its legal name without prior written notice to Lessor and (ii) that it shall give Lessor thirty (30) days’ prior written notice of any relocation of said chief executive offices or principal place of business from its present location. Within the previous six (6) years Lessee has not changed its name, done business under any other names, changed its chief place of business from its present location or merged or been the surviving entity of any merger.

                (g)  Documents on Board.  A current and valid Registration Application or Certificate of Aircraft Registration and Standard Airworthiness Certificate (FAA Form AC 8100-2) pertaining to the Aircraft and a copy of this Lease and the Lease

Supplements, will be kept on board the Aircraft at all times during the Term.  In addition, for all operations outside the continental United States, the Lessee shall maintain either a permanent Certificate of Registration or “fly-time wire” (FAA Standard Form 14) on board the Aircraft.

                (h) Litigation.  There are no proceedings pending or, to the actual knowledge of the officers of Lessee, threatened against or affecting Lessee or any of its property before any court, administrative officer or administrative agency which would, directly or indirectly, adversely affect or impair the title of Lessor to the Aircraft, or which, if decided adversely, materially affect the financial condition or operations of Lessee or the ability of Lessee to perform its obligations under this Lease.

                (i)  No Adverse Mortgages.  The right, title and interest of Lessor in and to the Aircraft and the Rent will not be adversely affected or impaired by the terms of any mortgage, loan agreement or indenture or any other contract, agreement or instrument to which Lessee is a party, or under which it or any of its property is or may become bound.  In addition, no mortgage, deed of trust, or other Lien which now covers or affects, or which may hereafter cover or affect, any property or interest therein of Lessee, now attaches or hereafter will attach to the Aircraft, the Airframe or any Engine, or in any manner affects or will affect adversely Lessor’s right, title and interest therein.

                (j)  Taxes.  Lessee has filed or caused to be filed and will continue to file all Federal, state and local tax returns which are required to be filed, and has paid or caused to be paid and will continue to pay all taxes shown to be due and payable on such returns or (except to the extent being contested in good faith and for the payment of which adequate reserves have been provided) on any assessment received by Lessee, to the extent that such taxes have heretofore or in the future become due and payable.

                (k)  Possession and Liens.  Lessee will not sell, convey, transfer, exchange, lease or otherwise relinquish possession or dispose of the Aircraft, Engine or Part (except for delivery of possession of the Aircraft or any Engine or Part to another Person for testing, service, repair, maintenance, overhaul or, to the extent permitted hereby, alteration or modification), or attempt or offer to do any of the foregoing.  Lessee will not directly or indirectly, voluntarily or involuntarily, create, incur, assume or suffer to exist any Liens on or with respect to the Aircraft or any Part, Lessor’s title thereto or any interest of Lessor therein (and Lessee will promptly, at its own expense, take such action as Lessor deems necessary or advisable to duly discharge any such Lien), except Permitted Liens.  In the event that Lessee fails to take action to discharge or remove any such Lien, Lessor may take such action as it deems necessary or appropriate to discharge or remove such Lien.  Lessee shall reimburse Lessor on demand for any costs incurred by Lessor in connection with such action together with interest at the Late Payment Rate.  Lessor’s rights hereunder are in addition to, and not in derogation of, any other rights which Lessor may have hereunder, at law or in equity.

                (l)  Good Title.  Lessor will be the owner of the Aircraft as of the Acceptance Date and will have good and marketable title to the Aircraft, free and clear of all Liens other than any Lessor’s Liens or any other Liens created in favor of Lessor under this Lease.

                (m)  Records.  Lessee has reviewed all Records with respect to the operation and maintenance of the Aircraft prior to the Acceptance Date and such Records have been kept in accordance with the requirements of the FAA rules and regulations and industry standards.  Lessee shall maintain all such Records during the Term in accordance with the requirements of the FAA, and any manufacturer’s maintenance programs or requirements as the requirements of this Lease.

                (n)  Claims.  Lessee has no pending claims, and does not have knowledge of any facts upon which a future claim may be based, against any prior owner, the Manufacturer or Supplier of the Aircraft or of any Engine or part thereof for breach of warranty or otherwise.

                (o)  Addenda, Exhibits and Riders.  Lessee shall perform all of its agreements, undertakings and obligations set forth in the Addenda, Exhibits and Riders hereto and shall comply with all of the terms and conditions set forth in such Addenda, Exhibits and Riders.

                (p)  U.S. Citizen.  Lessee is and will continue to be a “citizen of the United States” within the meaning  set forth in 49 USC Section 40102 (a) (15).

                (q)  Engines.  Each of the Engines has 750 or greater rated takeoff horsepower or the equivalent of such horsepower.

                (r)  Incidental Use.  The operation of the Aircraft by Lessee is incidental to a business purpose of Lessee (other than the business of transportation by air).

                (s)  Due Authorization of Guarantor, No Violation.  The Guaranties have been duly authorized by all necessary action on the part of Guarantors consistent with their form of organization, do not require any further shareholder, member or partner approval, do not require the approval of, or the giving notice to, any Federal, state, local or foreign governmental authority (including, without limitation, the Department of Transportation and/or the FAA) and do not contravene any law binding on any Guarantor or contravene any provision of, or constitute a default under any certificate or articles of incorporation or organization or by-laws or partnership certificate or agreement, or any agreement, indenture, or other instrument to which any Guarantor is a party or by which it may be bound.

                (t)  Binding Obligations of Guarantor.  The Guaranties have been duly executed and delivered by authorized representatives of Guarantors and constitute a legal, valid and binding obligation of Guarantors enforceable against Guarantors in accordance with its terms.

                (u)  Litigation Regarding Guarantor.  There are no proceedings pending or, to the actual knowledge of the officers of Lessee, threatened against or affecting any Guarantor or any of its property before any court, administrative officer or administrative agency which would, if decided adversely, materially affect the financial condition or operations of any Guarantor or the ability of any Guarantor to perform its obligations under the Guaranty.

                (v)  Consideration for Guaranty.  The Guarantors have received reasonably equivalent value and adequate and sufficient consideration in exchange for the giving of the Guaranties.  The Guarantors were not insolvent on the date of the execution of the Guaranties and did not become insolvent as a result of the execution by Guarantors of the Guaranties.  The Guarantors have sufficient capital to perform their obligations under the Guaranties.  The performance of the obligations by Guarantors under the Guaranties will not cause any Guarantor to exceed its ability to pay its debts as they mature.

                (w)          Additional Guarantors.       Lessee shall cause each Subsidiary that is a Subsidiary of Lessee or that becomes a Subsidiary of Lessee, that either (i)has assets with a fair market value in excess of $100,000.00 or (ii) has revenues in any fiscal year in excess of $100,000.00, to become a Guarantor of this Lease and to promptly execute and deliver to Lessor a guaranty and further documents and take such further action as Lessor may require in connection with the guaranty of this Lease. Lessee shall cause each Subsidiary of Lessee that is organized and exists after the Acceptance Date of the Lease that either (i) has assets with a fair market value in excess of $100,000.00 or (ii) has revenues in any fiscal year in excess of $100,000.00, to become a Guarantor of this Lease and to promptly execute and deliver to Lessor a guaranty and further documents and take such further action as Lessor may require in connection with the guaranty of this Lease within 60 days of the organization of said Subsidiary.

SECTION 7.  Net Lease.

                This Lease is a net lease, and Lessee acknowledges and agrees that Lessee’s obligation to pay all Rent hereunder and the rights of Lessor in and to such Rent, shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination, modification or repudiation by Lessee or any abatement, reduction, setoff, defense, counterclaim or recoupment (collectively, “Abatements”) for any reason or under any circumstance whatsoever, including, without limitation, Abatements due to any present or future claims of Lessee against Lessor, its successors and assigns whether under this Lease or otherwise, the Manufacturer, the Supplier or any other Person for whatever reason.  Lessee hereby waives any and all existing and future claims to any Abatement against such Rent, and agrees to pay all such Rent regardless of any Abatement which may be asserted in connection with this Lease, the Aircraft or otherwise.  Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall the obligations of Lessee be affected, by reason of any defect in or damage to, or any loss or destruction of, the Aircraft or any part thereof from whatsoever cause,  or the invalidity or unenforceability or lack of due authorization of this Lease or lack of right, power or authority of Lessor to enter into this Lease, or for any other cause, whether similar or dissimilar to the foregoing, any present or future law or regulation to the contrary notwithstanding, it being the express intention of Lessor and Lessee that all Rent payable to Lessor hereunder shall be, and continue to be, payable in all events unless and until the obligation to pay the same shall be terminated pursuant to the express provisions of this Lease.

        Nothing in this Section 7 shall be construed to prohibit Lessee from separately pursuing any claim that it may have from time to time against Lessor or any other Person with respect to any matter; provided, however, that in no event shall any such claim or any other matter impair, prejudice, waive, release, diminish or otherwise adversely affect in any way whatsoever Lessee’s absolute, irrevocable and unconditional obligation to pay all Rent to Lessor without any Abatements pursuant to the terms of the immediately preceding paragraph, which obligation of Lessee shall remain in full force and effect notwithstanding any such claim.

SECTION 8. Taxes.

                Lessee agrees to: (i) file directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft and shall pay on or before the date when due all such taxes assessed, billed or otherwise payable with respect to the Aircraft directly to the appropriate taxing authorities and (ii) (a) pay when due as requested by Lessor and (b) defend and indemnify Lessor against liability for all license and/or registration fees, assessments, and sales, use, property, excise, privilege and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon the Aircraft or with respect to landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, operation, possession, use, return, or other disposition thereof or the rentals hereunder (other than taxes on or measured solely by the net income of Lessor)(the items referred to in (i) and (ii) above being referred to herein as “Impositions”).  Any Impositions which are not paid when due and which are paid by Lessor shall, at Lessor’s option, become immediately due from Lessee to Lessor.  Notwithstanding the foregoing, Lessee shall pay, indemnify Lessor for and hold Lessor harmless on a net after-tax basis from and against, all Impositions on or measured by the net income of Lessor imposed against Lessor by any local or foreign government or other local or foreign taxing authority if and to the extent that Lessor would not have incurred such Impositions but for the operation or presence of the Aircraft within the jurisdiction asserting an Imposition.

                Notwithstanding the foregoing, in the event that the Lessor sells, transfers or assigns this Lease or the Aircraft, the Lessee shall not be required to indemnify the Lessor for any Imposition which occurs solely as a result of any such sale, transfer or assignment, but only to the extent that (i) any such Imposition would not have occurred with respect to the original Lessor had there been no such sale, transfer or assignment, or (ii) the amount payable by reason of any such Imposition exceeds that amount that would have been payable by the Lessee with respect to the original Lessor had there been no such sale, transfer or assignment; provided, however, that the foregoing exclusion shall not apply in any way whatsoever to any sale, assignment, transfer or other disposition of this Lease or the Aircraft that occurs after an Event of Default or an Event of Loss has occurred in connection with this Lease.

SECTION 9. Compliance and Use.

                Lessee agrees to comply with all laws, regulations and governmental orders related to this Lease and/or the Aircraft, its use or possession.  The Aircraft shall be used in furtherance of Lessee’s business or other objectives.  The Aircraft shall be used solely in a passenger configuration for which Lessee is duly authorized by the FAA.  Lessee will not operate or permit the Aircraft to be operated at any time or in any geographic area when or where insurance required by the provisions hereof shall not be in effect.  Lessee will not operate or permit the Aircraft to be operated in a manner, for any time period, such that Lessor or a third party (except, where expressly permitted hereunder, an air carrier or air taxi operator certificated under Part 121 or Part 135 of the Federal Aviation Regulations) shall be deemed to have “operational control” of the Aircraft.  Without the prior written consent of Lessor or except as otherwise expressly permitted hereunder, Lessee shall not operate or permit the Aircraft to be operated under Part 135 of the Federal Aviation Regulations.  Throughout the Term, the possession, use and maintenance of the Aircraft shall be at the sole risk and expense of Lessee and the Aircraft shall be based at the Primary Hangar Location set forth in Schedule No. 2 to Lease Supplement No. 1.  At all times the Aircraft will be operated only by duly qualified, currently certificated pilots as required by the insurance policies required under this Lease.  IN ADDITION, EXCEPT AS EXPRESSLY PERMITTED BY THE FOLLOWING PARAGRAPH, THE AIRCRAFT SHALL NOT BE OPERATED, USED OR LOCATED OUTSIDE THE CONTINENTAL UNITED STATES.

                Notwithstanding the foregoing, Lessor agrees that the Aircraft may be flown temporarily to any country in the world in connection with the conduct of Lessee’s business; provided, however, that in no event may the Aircraft temporarily fly, be operated, used or located in, to or over any such country or area (1) which is excluded from coverage by any insurance policy in effect with respect to such Aircraft or by any insurance policy required by the terms hereof or any country or area not specifically and fully covered by such insurance; (2) in a recognized or threatened area of hostility unless fully covered to Lessor’s satisfaction by hull, political, expropriation, hijacking and war risk insurance or (3) with which the United States of America does not maintain diplomatic relations.  Lessee further agrees that it shall not operate the Aircraft, or permit the Aircraft to be operated in any manner unless the insurance coverages set forth herein are in full force and effect.

SECTION 10.  Loss or Damage.

                (a)  Event of Loss with Respect to the Aircraft.  Upon the occurrence of any Event of Loss with respect to the Airframe and/or Aircraft, Lessee shall notify Lessor of any such Event of Loss within five (5) days of the date thereof. On the date that is the earlier of (i) the sixtieth day following such Event of Loss, and (ii) the second Business Day following the receipt of the applicable insurance proceeds with respect to such Event of Loss, Lessee shall pay to Lessor any Rent then due, payable or outstanding, plus the Casualty Value of the Aircraft determined as of the Basic Rent Date immediately following the date of such notice, together with interest at the Late Payment Rate for the period (if any) from the Basic Rent Date following the date of such notice through the date of payment.  Upon making such payment and all Rent due and owing, Lessee’s obligation to pay further Basic Rent for the Aircraft subsequent to such payment shall cease, but Lessee’s obligation to pay Supplemental Rent as well as any other amounts due under this Lease, if any, for the Aircraft shall remain unchanged.  Except in the case of loss, permanent disappearance, destruction or Return to Manufacturer, and unless possession thereof is required to be delivered to a third party insurance carrier in order to settle an insurance claim, Lessor shall be entitled to recover possession of the Aircraft and Lessor shall be entitled to any salvage value in excess of the Casualty Value paid to Lessor.  In the event of a Return to Manufacturer, Lessor agrees that Lessee shall receive and retain all amounts payable to Lessor by the Manufacturer up to the amount, if any, of the Casualty Value actually paid by Lessee hereunder, but any excess shall be retained by Lessor.  With respect to a Requisition of Use, Lessor agrees that Lessee shall receive and retain all amounts paid by any governmental authority up to the Casualty Value actually paid by Lessee hereunder, and any excess shall be paid over to, and retained by, Lessor.  Lessor shall be under no duty to Lessee to pursue any claim against any Person in connection with an Event of Loss, but Lessee may at its own cost and expense and with Lessor’s prior written consent pursue the same on behalf of Lessor in such manner as may be reasonably acceptable to Lessor.

                (b)  Event of Loss with Respect to an Engine.  Upon an Event of Loss with respect to any Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe upon which such Engine was installed, Lessee shall give Lessor prompt written notice thereof and shall within thirty (30) days after the occurrence of such Event of Loss, duly convey to Lessor title to a similar or better engine of the same make and model number as the Engine suffering the Event of Loss.  Such engine shall be free and clear of all Liens (other than any Permitted Liens), have a value, utility, and useful life at least equal to, and be in as good an operating condition as, the Engine suffering the Event of Loss, assuming such Engine was of the value and utility and in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss.  Lessee, at its own cost and expense, shall furnish Lessor with such documents to evidence such conveyance as Lessor shall request.  Upon full compliance by Lessee with the terms of this paragraph, Lessor will transfer to Lessee, without recourse, representation or warranty of any kind whatsoever other than as to Lessor’s Liens, all of Lessor’s right, title and interest, if any, in and to the Engine suffering the Event of Loss and such Engine shall thereupon cease to be an “Engine” under this Lease.  SUCH TRANSFER SHALL BE “AS-IS, WHERE-IS” AND LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ENGINE SO TRANSFERRED TO LESSEE other than as to absence of any Lessor’s Liens.  Each such replacement engine shall, after such conveyance be deemed an “Engine” as defined herein and shall be deemed part of the same Aircraft as was the Engine replaced thereby.  No Event of Loss with respect to an Engine shall result in any reduction or delay in the payment of Basic Rent or relieve Lessee of any obligation under this Lease.

                (c)  Risk of Loss.  Except as otherwise specifically provided in this Section, Lessee shall bear the risk of loss, damage or partial destruction of the Aircraft and shall not be released from its obligations hereunder in the event of any damage to the Aircraft or any part thereof or any Event of Loss relating thereto.

SECTION 11.  Indemnification.

                Lessee assumes liability for, and hereby agrees to indemnify, protect, save, defend and keep harmless Lessor, its agents, employees, officers, directors, shareholders, subsidiaries, affiliates, successors and assigns (collectively “Lessor”), on a net after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, claims (including, without limitation, claims involving or alleging product liability or strict or absolute liability in tort), actions, suits, demands, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against Lessor, whether or not Lessor shall also be indemnified as to any such Claim by any other Person, to the extent relating to or arising out of this Lease or any documents contemplated hereby, or the performance or enforcement of any of the terms hereof or thereof, or to the extent relating to or arising out of the assertion or enforcement of any manufacturer’s, vendor’s or dealer’s warranties on the Aircraft or any part thereof, (including, without limitation, any warranty of any Manufacturer or Supplier), the manufacture, inspection, construction, purchase, pooling, interchange, acceptance, rejection, ownership, titling or re-titling, delivery, lease, sublease, possession, use, operation, maintenance, management, condition, registration or re-registration, sale, return, removal, repossession, storage or other disposition of the Aircraft or any part thereof or any accident in connection therewith (including, without limitation, latent and other defects, whether or not discoverable, and any Claim for patent, trademark or copyright infringement).

                Notwithstanding the foregoing, Lessee shall not be required to indemnify Lessor for (a) any Claim to the extent caused directly by the gross negligence or willful misconduct of the Lessor, (b) any Claim in respect of the Aircraft arising from acts or events which occur after (x) possession of the Aircraft has been redelivered to Lessor (which return and delivery shall be in full and complete compliance with the terms of this Lease) and (y) any and all other obligations of any kind whatsoever of the Lessee under this Lease which have been fully paid and/or performed, as the case may be, unless any such Claims were caused by Lessee (or any stockholder, director, officer, employee, successor, assignee, agent or servant of the Lessee) or resulted or arose, directly or indirectly, from any acts, events or omissions of any kind whatsoever during the Term of this Lease, (c) any Claim directly caused by a breach by Lessor of the warranty of Lessor expressly set forth in Section 4 of this Lease, (d) any Claims for Impositions (it being agreed that Lessee’s sole responsibility and liability for Impositions is set forth in Section 8 of this Lease), (e) any Claim to the extent directly arising out of any financing of the Aircraft by the Lessor or to the extent directly arising out of any voluntary or involuntary sale, assignment, transfer or other disposition by Lessor of its interest in the Aircraft (or any portion thereof); provided, however, that the foregoing exclusion and/or limitation shall not apply in any way whatsoever to any sale, assignment, transfer or other disposition of any kind whatsoever by Lessor of its interest in the Aircraft (or any portion thereof) after any Event of Default or Event of Loss has occurred under or in connection with this Lease or in connection with any exercise by Lessor of any its rights, remedies or recourses relating to any such Event of Default or Event of Loss, (f) any Claim that Lessor has expressly agreed to pay in connection with this Lease, (g) any Claim for any Tax Loss as set forth in the Special Tax Indemnity Rider to this Lease (it being agreed that Lessee’s sole responsibility and liability for any Tax Loss is set forth in the Special Tax Indemnity Rider of this Lease), or (h) any Claim to the extent directly attributable to any Lessor’s Liens.

                The liability of Lessee to make indemnification payments shall, notwithstanding any expiration, cancellation or other termination (whether voluntary, as the result of an Event of Default, or otherwise) of this Lease, continue to exist until such indemnity payments are irrevocably made in full by Lessee and received by Lessor.  If any Claim is made against Lessee or Lessor, the party receiving notice of such Claim shall promptly notify the other, but the failure of the party receiving notice to so notify the other shall not relieve Lessee of any obligation hereunder.

SECTION 12.  Assignment and Sublease.

                LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, CHARTER, SUBLEASE (WITH OR WITHOUT ONE OR MORE CREWMEMBERS), CONVEY, PLEDGE, MORTGAGE OR OTHERWISE ENCUMBER ITS OR LESSOR’S INTEREST IN AND TO THE LEASE OR THE AIRCRAFT, AND ANY SUCH SALE, TRANSFER, ASSIGNMENT, CHARTER, SUBLEASE, CONVEYANCE, PLEDGE, MORTGAGE OR ENCUMBRANCE, WHETHER BY OPERATION OF LAW OR OTHERWISE, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR SHALL BE NULL AND VOID.  IN ADDITION, LESSEE SHALL NOT ENTER INTO ANY INTERCHANGE AGREEMENT AFFECTING THE AIRCRAFT OR RELINQUISH POSSESSION OF THE AIRFRAME OR ANY ENGINE OR INSTALL ANY ENGINE OR PART, OR PERMIT ANY ENGINE OR PART TO BE INSTALLED, ON ANY AIRFRAME OTHER THAN THE AIRFRAME LEASED HEREUNDER EXCEPT AS EXPRESSLY SET FORTH HEREIN.  Notwithstanding the foregoing limitations Lessee shall be permitted to conduct the carriage of the Lessee and/or guests pursuant to 14 CFR Section 91.501 (b) (4), affiliated group operations pursuant to

14 CFR Section 91.501 (b) (5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501 (b) (3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b) (6), the carriage of customers pursuant to 14 CFR Section 91.501 (b) (9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.  In addition, the foregoing shall be not be deemed to prohibit the delivery of possession of the Aircraft, any Engine or Part to another Person for testing, service, repair, maintenance, overhaul or, to the extent permitted hereby, alteration or modification.  No acceptance, assignment, subletting, relinquishment or installation shall in any event relieve Lessee of primary, absolute and unconditional liability for its duties and obligations under this Lease.

                Lessor, may at any time, with or without notice to Lessee, mortgage, grant a security interest in or otherwise transfer, sell or assign all or any part of its interest in this Lease or the Aircraft or any Rent or other sums due or to become due hereunder (any such sale, transfer or assignment hereinafter referred to as the “Transfer”) and Lessee shall perform all of its obligations under this Lease for the benefit of such assignee, lender, creditor, mortgagee, transferee or Person (hereinafter an “Assignee”) except that the interest of any such Assignee shall be expressly subject to Lessee’s rights of use and possession (including, without limitation, Lessee’s rights of possession and use of the Aircraft pursuant to the warranty in favor of Lessee set forth in Section 4 of this Lease), renewal rights, and purchase options, if any, hereunder, and all other rights of Lessee expressly set forth in this Lease, so long as no Event of Default has occurred and is continuing hereunder notwithstanding any such Transfer to said Assignee.  Lessee agrees that the rights hereunder of any such Assignee shall not be subject to any defense, setoff, recoupment, abatement, reduction, claim or counterclaim (collectively the “Defenses”) that Lessee has or may at any time have against Lessor for any reason whatsoever unless Assignee expressly assumes Lessor’s obligations hereunder with respect thereto.  Unless Lessor’s obligations with respect to such Defenses are expressly assumed by Assignee, Lessee hereby waives any right to assert at any time any of the foregoing Defenses against any such Assignee.  Lessee further agrees that any such Assignee shall have all of Lessor’s rights hereunder, but none of the Lessor’s obligations or duties.  Lessor shall remain liable with respect to any Defenses which are not assumed by Assignee.  Lessee further agrees, if so directed in writing, to, among other things, pay all sums due or to become due hereunder directly to the Assignee or any other party designated in writing by Lessor or any such Assignee.  Upon the request of Lessor or any Assignee, Lessee also agrees (i) to promptly execute and deliver to Lessor or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party which, among other things, reaffirms the basic terms and conditions of this Lease and (ii) to comply with the reasonable demands of any such Assignee in order to perfect any such assignment or transfer; provided, however, that Lessor or any such Assignee shall reimburse Lessee any reasonable out-of-pocket costs or expenses incurred by Lessee relating to any such acknowledgment of assignment.

                Notwithstanding the foregoing, Lessor agrees that it shall only sell, transfer or assign all or any part of its interest in this Lease or the Aircraft or any Rent or other sums due or to become due hereunder to any Assignee which (i) is a Recognized Financial Institution and a United States Citizen, or (ii) is an affiliate (that is a United States Citizen) or a Special Purpose Entity of any Recognized Financial Institution; provided, however, that any such Assignee permitted by this sentence (together with its affiliates and Special Purpose Entities) shall have a consolidated tangible net worth equal to or greater than U.S. $50,000,000.00 (the “Consolidated $50,000,000.00 Tangible Net Worth”) or, in the event any such Assignee (together with its affiliates and Special Purpose Entities) does not have a Consolidated $50,000,000.00 Tangible Net Worth, the obligations of such Assignee shall be guaranteed by a Person (together with its affiliates and Special Purpose Entities) having such a Consolidated $50,000,000.00 Tangible Net Worth.

                This Lease, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by (a) Lessor and its successors, assigns, Assignees, agents and servants and (b)

Lessee and its successors and, to the extent expressly permitted by Lessor, assigns.

SECTION 13.  Events of Default.

                The term “Event of Default”, wherever used herein, shall mean any of the following events or circumstances (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary, or come about or be effected by operation of law, or be pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation or any administrative or governmental body):

                (a)  Lessee shall fail to make any payment of Rent, Casualty Value, if applicable, and/or any amount due pursuant to any Rider, Exhibit or Addendum hereto after any or all of the same shall become due and payable, or, upon demand, any other amount required to be paid herein or under any other agreement with Lessor, and, in either case, such failure shall continue for ten (10) days after written notice thereof from Lessor to Lessee; or

                (b)  Lessee shall fail to keep in full force and effect any of the insurance required hereunder, or shall operate the Aircraft at a time when, or at a place in which, such insurance shall not be in effect; or

                (c)  Lessee shall fail to perform or observe any covenant, condition or agreement, (other than those specifically referred to in this Section) required to be performed or observed by it under this Lease or any Rider, Exhibit or Addendum hereto or any other agreement, document or certificate delivered by or on behalf of Lessee in connection herewith, and such failure shall continue for ten (10) days after written notice thereof from Lessor to Lessee; or

                (d)  Lessee shall default in the payment or performance of any indebtedness or obligation with a principal balance or outstanding obligation in an amount of $100,000.00 or more to Lessor under any loan, note, security agreement, lease, guaranty, title retention or conditional sales agreement or any other instrument or agreement evidencing such indebtedness with Lessor; or

                (e)  any representation or warranty made by Lessee herein or in any certificate, agreement, statement or document hereto or hereafter furnished to Lessor in connection herewith, including without limitation, any financial information disclosed to Lessor, shall prove to be or to have been false or incorrect in any material respect; or

                (f)  the commencement of any bankruptcy, insolvency, arrangement, reorganization, receivership, liquidation or other similar proceeding by or against Lessee or any of its properties or businesses, (which, in the case of a proceeding commenced against Lessee, has not been dismissed within sixty [60] days of the filing thereof) the appointment of a trustee, receiver, liquidator or custodian for Lessee or any of its properties or businesses, if Lessee suffers the entry of an order for relief under Title 11 of the United States Code or the making by Lessee of a general assignment or deed of trust for the benefit of creditors; or

                (g)           Lessee shall (i)(A) default in the payment when due of any amount due under any Indebtedness (whether by acceleration or otherwise) to any Person if such default continues uncured beyond the expiration of any applicable grace or cure periods, or (B) any default other than a payment default by Lessee under any Indebtedness if the effect of such default is to accelerate such Indebtedness, or give the holders of such Indebtedness, or any trustee or other representative thereof, the right to accelerate the Indebtedness, and (ii) the amount of such Indebtedness exceeds (A) in any instance $3,000,000.00, or (B) in the aggregate, $5,000,000.00; or

                (h)           any Change in Control of Lessee; or

                (i)            [Intentionally left blank]; or

                (j)            [Intentionally left blank]; or

                (k)           [Intentionally left blank]; or

                (l)            [Intentionally left blank]; or

                (m)  the failure to return the Aircraft to Lessor at the end of the Term in accordance and in compliance with the terms and conditions hereof, the Aircraft shall be abused, substantially damaged (without being repaired in accordance with the provisions hereof) or destroyed (without payment of the applicable Casualty Value in accordance with the terms and conditions hereof); or

                (n)  Lessee shall or shall attempt to remove, sell, transfer, charter, interchange, convey, pledge, mortgage, encumber, part with possession of, assign or sublet (with or without one or more crewmembers) the Aircraft or any part thereof, use the Aircraft for an illegal purpose or permit the same to occur or Lessee shall create, incur, assume or suffer to exist any Lien (other than Permitted Liens) with respect to the Aircraft, this Lease or Lessor’s interests thereunder; or

                (o)  any event or condition set forth in subsections (c) through (g) of this Section shall occur with respect to any Guarantor or other person responsible, in whole or in part, for payment or performance of this Lease; or

                (p)  any event or condition set forth in subsections (d) through (g) of this Section shall occur with respect to any Subsidiary or any affiliated person, firm or entity controlling, controlled by or under common control with Lessee.

                Lessee shall promptly notify Lessor of the occurrence of any Default or Event of Default.

SECTION 14.  Remedies.

                (a)  Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default (provided that no such declaration shall be a condition to any suit against Lessee for specific performance of a defaulted covenant or for damages in respect of such default upon such occurrence or at any time thereafter), and at any time thereafter, whether or not such Event of Default shall be continuing, Lessor may exercise any one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect:

                                (i)  Proceed by appropriate court action, either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for breach thereof.

                                (ii)  By notice cancel or terminate this Lease, whereupon all rights of Lessee to the use of the Aircraft or any part thereof shall absolutely cease and terminate but Lessee shall remain liable as hereinafter provided and thereupon (A) if so requested by Lessor, Lessee shall at its expense promptly return the Aircraft to the possession of Lessor at such place as Lessor shall designate and in the condition required upon the return thereof pursuant to and in accordance with the terms of this Lease, (B) Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the same, together with any Engines and Parts by self-help, summary proceedings or otherwise without any liability of any kind whatsoever on the part of Lessor for or by reason of such entry or taking of possession and Lessee hereby waives any cause of action it may have arising from, or in connection with, the foregoing and/or (C) Lessee will provide storage as set forth in this Lease.  In addition, upon the written request of Lessor, Lessee, at its expense, will replace any engine installed on the Airframe with an Engine. Lessee shall, without further demand, forthwith pay to Lessor an amount equal to any unpaid Rent due and payable for all periods up to and including the Basic Rent Date following the date on which Lessor has declared this Lease to be in default, plus, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the Casualty Value of the Aircraft, computed as of the Basic Rent Date immediately following the date on which Lessor has declared this Lease to be in default (plus all costs, charges and expenses including, legal fees and disbursements incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of any of Lessor’s remedies with respect thereto or otherwise).

                Following the return of the Aircraft to Lessor pursuant to this subparagraph (ii), Lessor shall proceed at its option to sell or otherwise dispose of the Aircraft by public or private sale, with or without notice, and without having the Aircraft present at the place of sale and in such manner as it shall deem appropriate, provided that Lessor, if it so elects, may purchase the Aircraft at such sale for a price not less than the highest bona fide bid given by a Person unrelated to Lessee.  Lessee waives all its rights under laws governing such sale to the extent permitted by law.  Lessor may apply any deposit or other cash collateral or sale or remarketing proceeds of the Aircraft at any time to reduce any amounts due to Lessor.  Notwithstanding the foregoing, Lessor may at its option and in its sole discretion keep idle, lease, or use or operate all or part of the Aircraft without any liability whatsoever and may use Lessee’s premises for storage pending lease or sale or for holding a sale without liability for rent or costs or any other matter whatsoever.  The net proceeds of such sale or lease as provided above shall be applied by Lessor (x) first, to pay all costs, charges and expenses, including the cost of discharging all Liens, on the Aircraft and all legal fees and disbursements incurred by Lessor as a result of the Event of Default and/or the exercise of its remedies with respect thereto, (y) second, to pay to Lessor an amount equal to any unpaid Rent due and payable and the Casualty Value, to the extent not previously paid and (z) third, to reimburse Lessee for the Casualty Value to the extent paid by Lessee as liquidated damages.  Any surplus remaining thereafter shall be retained by Lessor.  To the extent that all Rent then due and payable with respect to the Aircraft and the Casualty Value have not been previously paid, Lessee shall forthwith pay upon demand to Lessor the sum of (AA) the amount by which (1) the sum of (aa) all Rent then due and payable with respect to the Aircraft, (bb) the Casualty Value or portion thereof not theretofore paid and (cc) the amount payable under clause (x) of the preceding sentence exceeds (2) the net proceeds of the sale or lease of the Aircraft actually received by the Lessor and (BB) interest at the Late Payment Rate on the full amount of said Casualty Value and Rent then due and unpaid, computed from the date such sums are due until the same are paid by Lessee.  For purposes of computing liquidated damages under this subparagraph (ii) only, the proceeds of any releasing of the Aircraft shall be determined by discounting to present value, at the rate of twelve and one-half percent (12.5%) per annum, the periodic rentals which are payable to Lessor pursuant to such re-lease, up to and including the expiration of the term of any such re-lease.

                If any Event of Default occurs or if Lessee fails to perform or comply with any of its agreements contained herein, Lessor shall have the right, but shall not be obligated, to effect such performance or compliance and the amount of any out-of-pocket expenses and other reasonable expenses of Lessor incurred in connection with the performance of or compliance with such agreements, as the case may be, together with interest thereon at the Late Payment Rate, shall be payable by Lessee promptly upon demand, and any such action by Lessor shall not be deemed a cure or waiver of any Event of Default hereunder.

                (b)  Lessee shall be liable for all costs, charges and expenses, including legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default, the exercise of any of Lessor’s rights or remedies with respect thereto or otherwise.

                (c)  Lessee hereby waives, to the maximum extent now or hereafter permitted by applicable law, for itself and for its successors or assigns any and all rights Lessee or Lessee’s successors or assigns may have following an Event of Default under any bankruptcy, insolvency or similar laws, rules or regulations with respect to the continued possession or use of the Aircraft or relief from the payment of Rent therefor or otherwise with respect to this Lease.  Rejection of this Lease by any bankruptcy trustee or debtor-in-possession shall entitle Lessor to the immediate return of the Aircraft and to liquidated damages calculated in the manner provided for in subsection 14(a)(ii) hereof with respect to an Event of Default.

                (d)  No right or remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other right or remedy referred to above or otherwise available to Lessor at law or in equity, including, without limitation, such rights and/or remedies as are provided for in the UCC.  No express or implied waiver by Lessor of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.  The failure or delay of Lessor in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein.  All remedies set forth herein shall survive the expiration or other termination of this Lease for any reason whatsoever.

                (e)  To the extent permitted by applicable law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use the Aircraft in mitigation of Lessor’s damages as set forth in this Section or which may otherwise limit or modify any of Lessor’s rights or remedies under this Section.  To the extent permitted by applicable law, Lessee waives any and all rights and remedies conferred upon a lessee by Section 2A-508 to 2A-522 (inclusive) of the UCC, including, without limitation, any rights of Lessee (a) to cancel or repudiate this Lease or any supplement or any document relating thereto, (b) to reject or revoke acceptance of the Aircraft or any component thereof and (c) to recover from Lessor any general or consequential damages, for any reason whatsoever.

SECTION 15.  Notices.

                All communications and notices provided for herein shall be in writing and shall become effective (i) upon hand delivery, (ii) upon delivery by an overnight delivery service, (iii) upon two (2) Business Days after being deposited in the United States mail with proper postage for first-class mail prepaid, sent by registered or certified mail, return receipt requested, and addressed to Lessor or Lessee at their respective addresses set forth under the signatures hereto or such other address as either party may hereafter designate by written notice to the other or (iv) or when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day, followed by a copy by overnight delivery service.

SECTION 16.  Transaction Expenses.

                Lessee shall pay all actual and reasonable fees, costs and expenses incurred by Lessor in connection with this Lease, whether or not the transactions contemplated hereby are consummated, including, without limitation, appraisal fees, inspection fees, Lessor’s external counsel fees and expenses and FAA Counsel fees and expenses, and FAA and UCC title and lien searches, reports, filing and recording fees, charges and taxes.  Lessee also agrees to pay all fees and expenses of Lessor’s counsel, FAA Counsel and all other third parties who are engaged by Lessor to enforce Lessor’s rights and/or remedies hereunder, to update any FAA or UCC title and/or lien reports and/or to review, file and record any and all documents and instruments as required by Lessor or the FAA during and after the Term of this Lease.

SECTION 17.  Miscellaneous.

                Any provision of this Lease which may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, Lessee hereby waives any provision hereof prohibited or unenforceable in any respect.

                This Lease may be executed in any number of counterparts and by the different parties hereto on separate counterparts.  The division of this Lease into sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Lease. The actual dates of execution hereof by the parties hereto are respectively the dates set forth under the signatures hereto, however this Lease shall be effective as of the date first above written.

                In order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessee to Lessor, now existing or hereafter created of any kind whatsoever, Lessee hereby grants and conveys to Lessor, a security interest in and lien on all of Lessee’s right, title and interest in and to this Lease and any present and future subleases, management agreements, interchange agreements, charter agreements and any other present and future agreements of any kind whatsoever relating to the Aircraft or any part thereof and any and all proceeds of any and all of the foregoing, including insurance, goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations, and all present and future books and records relating to any of the foregoing and/or the Aircraft (including, without limitation, all tapes, cards, computer programs, computer runs and computer data in the possession or control of the Lessee, any computer service bureau or other third party); provided, however, that the foregoing grant of a security interest and lien shall not of itself be a factor in determining whether this Lease is one intended as security (or that this Lease is a grant of a security interest). Notwithstanding anything to the contrary contained herein or otherwise, should a court of competent jurisdiction determine that this Lease is one intended as security (or that this Lease is a grant of a security interest), then solely in that event and for the expressly limited purposes thereof, and in order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessee to Lessor, now existing of hereafter created of any kind whatsoever, Lessee shall be deemed to have hereby granted and conveyed, and for such express purposes Lessee hereby grants and conveys to Lessor, a security interest in and lien on the Aircraft, and all present and future parts, accessories, accessions and attachments thereto, and all present and future replacements, substitutions and exchanges (including trade-ins) for such goods, together with proceeds of all the foregoing, including goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations, and all of Lessee’s rights in and to any of the foregoing.  The security interests and liens granted herein shall survive the termination, cancellation or expiration of this Lease for any reason whatsoever and shall remain in full force and effect until such time as Lessee has no further obligations of any kind whatsoever under this Lease.

                Lessee will promptly and duly execute and deliver to Lessor and any assignee, mortgagee and/or lender of the Lessor, such other documents and assurances, including, without limitation, such amendments to this Lease as may be reasonably required by Lessor (and, subject to the provisions of Section 12 hereof, by any assignee, mortgagee and/or lender of the Lessor), and UCC financing statements and continuation statements, and will take such further action as Lessor or any such assignee, mortgagee and/or lender may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Lease as specified by the terms and conditions herein and to establish and protect the rights and remedies created or intended to be created in favor of Lessor and of any such assignee, mortgagee and/or lender.  Lessee irrevocably authorizes Lessor to file and record, and irrevocably appoints Lessor (and, subject to the provisions of Section 12 hereof, any assignee, mortgagee and/or lender of the Lessor) its attorney-in-fact to act in Lessee’s name and on its behalf (i) at any time to make, execute, deliver, file and record any UCC financing statements or UCC amendments and to take any action as Lessor (and any such assignee, mortgagee and/or lender) deems necessary or appropriate to carry out the intent of this Lease or any agreements, documents or instruments related thereto as to the execution, delivery, filing and/or recording of any such UCC financing statements or UCC amendments, and (ii) upon the occurrence of an Event of Default, to make, execute, deliver, file and record any instruments or documents (other than any UCC financing statements or UCC amendments which are authorized and permitted to be executed, delivered, filed or recorded at any time pursuant to the terms of subclause (i) above) and to take any other actions as Lessor (and, subject to the provisions of Section 12 hereof, any such assignee, mortgagee and/or lender) deems necessary or appropriate to carry out the intent of this Lease or any agreements, documents or instruments related thereto as to any instruments or documents (other than any UCC financing statements or UCC amendments which are authorized and permitted to be executed, delivered, filed or recorded at any time pursuant to the terms of subclause (i) above). Lessee hereby further irrevocably ratifies the foregoing authorization and appointment with regard to the execution, delivery, filing and recording of any instrument or documents (including, without limitation, any UCC financing statements or UCC amendments) and the taking of any action as Lessor (and, subject to the provisions of Section 12 hereof, any such assignee, mortgagee and/or lender of the Lessor) deems necessary or appropriate to carry out the intent of this Lease or any agreements, documents or instruments related thereto. To the extent appropriate or permissible under applicable law, such appointment is coupled with an interest, shall be irrevocable and shall terminate only upon payment in full of the obligations set forth in this Lease and/or any agreements, documents or instruments related thereto. Lessee hereby further covenants and agrees that it shall not file any corrective or termination statements with respect to any UCC financing statements, amendments or assignments filed or recorded by or for the benefit of Lessor with respect to the Aircraft or any other property or collateral related to the Aircraft or this Lease or on behalf of the Lessor without Lessor’s prior written consent. Lessee hereby further agrees that any signature, execution and delivery of any document or instrument may by satisfied, in Lessor’s sole discretion and to the extent permitted by the UCC, by authentication of such document or instrument as a record within the meaning of Article 9 of the UCC.

                Time is of the essence in the payment and performance of all of Lessee’s obligations under the Lease.  For purposes of 49 USC Section 44108 (c), Lessor and Lessee intend, by virtue of the Lessor having countersigned and accepted the Lease in Rhode Island and by virtue of this Lease being delivered for closing purposes to Lessor’s office in Providence, Rhode Island, that this Lease has been executed and delivered in Rhode Island.  In all other respects, this Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law (except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity and performance.  Lessee hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the courts of the State of New York or the United States District Court for the Southern District of New York, as Lessor may elect, and by execution and delivery of this Lease, Lessee hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts.   To the extent permitted by applicable law, this Lease shall be deemed a “finance lease” under Section 2A-103(g) of the UCC.  LESSEE ACKNOWLEDGES AND AGREES THAT THIS LEASE IS A COMMERCIAL TRANSACTION.  LESSEE ALSO HEREBY KNOWINGLY AND FREELY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING HEREFROM OR IN RELATION HERETO.

SECTION 18.  AMENDMENTS.

                This Lease, and each related instrument, document, agreement and certificate, collectively constitute, and are intended to collectively constitute, the complete and exclusive statement of the terms of the agreement between Lessor and Lessee with respect to the purchase and leasing of the Aircraft.  The Lease cancels and supersedes any and all prior or contemporaneous oral or written understandings, memoranda, negotiations, communications and agreements with respect thereto including, without limitation, any proposal letter, commitment letter and/or term sheet delivered to the Lessee by Lessor, unless, with respect to any such written materials only, any term and/or condition thereof expressly supersedes any term and/or condition of this Lease.

                NO TERM OR PROVISION OF THIS LEASE MAY BE AMENDED, ALTERED, WAIVED, DISCHARGED OR TERMINATED ORALLY, EXCEPT IN A WRITING SIGNED BY A DULY AUTHORIZED OFFICER OF THE PARTY AGAINST WHOM THE ENFORCEMENT OF THE AMENDMENT, ALTERATION, WAIVER, DISCHARGE OR TERMINATION IS SOUGHT.

LESSEE’S INITIALS

SECTION 19.  Truth in Leasing.

                THE AIRCRAFT, AS EQUIPMENT, BECAME SUBJECT TO THE MAINTENANCE REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS (“FARS”) UPON THE REGISTRATION OF THE AIRCRAFT WITH THE FAA.  LESSEE CERTIFIES THAT DURING THE 12 MONTHS (OR PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) PRECEDING THE EXECUTION OF THIS LEASE, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS.  LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS FOR OPERATIONS TO BE CONDUCTED UNDER THE LEASE.  UPON EXECUTION OF THIS LEASE, AND DURING THE TERM HEREOF, THE LESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH IMMEDIATELY BELOW, ACTING BY AND THROUGH THE SIGNATORY HERETO, WHO EXECUTES THIS SECTION SOLELY IN HIS CAPACITY OF THE LESSEE SET FORTH BELOW HIS SIGNATURE, CERTIFIES THAT LESSEE SHALL BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THE LEASE (WHILE IT HAS POSSESSION OF THE AIRCRAFT), UNLESS THE AIRCRAFT IS SUBLEASED TO AN AIR CARRIER OR AIR TAXI OPERATOR CERTIFICATED UNDER PART 121 OR PART 135, RESPECTIVELY, OF THE FARS IF AND TO THE EXTENT SUCH SUBLEASE IS PERMITTED HEREUNDER. THE LESSEE FURTHER CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS, PROVIDED HOWEVER, THAT THE LESSEE SHALL NOT BE DEEMED TO BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT FOR SO LONG AS THE AIRCRAFT IS IN POSSESSION OF ANY SUBLESSEE THAT IS CERTIFICATED UNDER PART 121 OR PART 135 OF THE FARS IF AND TO THE EXTENT SUCH SUBLEASE IS PERMITTED HEREUNDER.  AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION FLIGHT STANDARD DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

                The execution hereof on behalf of Lessee and Lessor shall be deemed to constitute the acceptance by Lessee and Lessor of the terms and conditions of Exhibit A hereto and each and every Addendum set forth hereto as if each of such Exhibit A and Addendum was separately and individually executed on behalf of such party hereto.

[this space intentionally left blank]

                IN WITNESS WHEREOF, the parties hereto have caused the Lease to be duly executed by their respective officers thereunto duly authorized.

Lessor:		Lessee:
FLEET CAPITAL CORPORATION		COPART, INC.

By:	/s/ John E. Haakenson, Jr.	By:	/s/ Paul A. Styer

Title: Vice President		Title:	Secretary

Print Name:	John E. Haakenson, Jr.	Print Name:	Paul A. Styer

Date: April 11, 2002		Date: April 11, 2002

Address:	One Financial Plaza, 5th Floor	Address:	5500 East Second Street
	Providence, RI 02903		Benicia, CA 94510

This is Counterpart No. 2 of a total of 3 counterparts.  Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

EXHIBIT A

Definitions

                (a)  All References in the Lease to designated Sections and other subdivisions are to such designated Sections and other subdivisions only, and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Lease as whole and not to any particular Section or other subdivision.

                (b)  Except as otherwise indicated, all the agreements and instruments defined herein or in the Lease shall mean such agreements and instruments as the same may from time to time be supplemented or amended, or as the terms thereof may be waived or modified to the extent permitted by, and in accordance with, the terms thereof.

                (c)  The terms defined herein and in the Lease shall, for purposes of the Lease and all Lease Supplements, Schedules and Exhibits thereto, have the meanings assigned to them and shall include the plural as well as the singular as the context requires.

                (d)  The following terms shall have the following meanings for all purposes of the Lease:

                Basic Rent Date, Daily Lease Rate, Expiration Date, First Basic Rent Date, Last Basic Rent Date, Permitted Deductible, Primary Hangar Location, and Rent Commencement Date shall have the meanings set forth in Schedules 2 and 2-A to Lease Supplement No. 1 to the Lease.

                Abatements shall have the meaning set forth in Section 7 of the Lease.

                Acceptance Date shall mean the date (which date shall be no later than the date designated as the “Last Acceptance Date” on Schedule No. 2 to Lease Supplement No. 1) on which Lessee irrevocably and unconditionally accepts the Aircraft for lease under the Lease as evidenced by the execution and delivery of Lease Supplement No. 1 relating thereto dated such date.

                Additions shall have the meaning set forth in the Maintenance and Return Addendum hereto.

                Administrative Charge shall mean an amount equal to three percent (3%) of the amount payable to which such charge applies.

                Alterations shall have the meaning set forth in the Maintenance and Return Addendum hereto.

                Aircraft shall mean (i) the Airframe, (ii) the Engines, and (iii) to the extent applicable, the Records.

                Airframe shall mean (i) the Aircraft described in Schedule No. 1 to Lease Supplement No. 1, and shall not include the Engines and (ii) any and all Parts from time to time incorporated in, installed on or attached to such Aircraft and any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the applicable terms of this Lease after removal from the Aircraft.

                Assignee shall have the meaning set forth in Section 12 of the Lease.

                Basic Rent shall have the meaning set forth in Section 3 of the Lease.

                Basic Term shall mean the number of months set forth on Schedule No. 2 to Lease Supplement No. 1.

                Business Day shall mean any day other than a Saturday, Sunday or other day on which banks located in Providence, Rhode Island are closed or are authorized to close.

                Capital Leases shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                Casualty Value for any Basic Rent Date shall be the amount equal to the Lessor’s Cost multiplied by the factor set forth on Schedule No. 3 for such Basic Rent Date except that, in the case of an Event of Loss covered by the insurance covering loss or damage to the Aircraft required to be maintained by Lessee pursuant to the Lease (or which would have been covered by such insurance, had such insurance been maintained as required), Casualty Value shall mean the higher of Fair Market Value or the amount equal to the Lessor’s Cost multiplied by the factor set forth on Schedule No. 3 to Lease Supplement No. 1.

                Change in Control shall mean the occurrence of any of the following: A) any Person or two or more Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) acquiring by contract or otherwise beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) directly or indirectly, of securities of Lessee (or other securities immediately convertible into such securities) representing 30% or more of the combined voting power of all securities of Lessee entitled to vote in the election of directors; or B) any Person or two or more Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Lessee (or other securities immediately convertible into such securities) representing 30% or more of the combined voting power of all securities of Lessee entitled to vote in the election of directors.

                Claims shall have the meaning set forth in Section 11 of the Lease.

                Closing Documents shall mean the documents identified as such on Lease Supplement No. 2 and such other documents as Lessor shall consider necessary or advisable in order to convey to Lessor title to the Aircraft as contemplated under the Lease, which documents shall be in form and substance satisfactory to Lessor.

                Default shall mean an event or circumstance which, after the giving of notice or lapse of time, or both, would become an Event of Default.

                Defenses shall have the meaning set forth in Section 12 of the Lease.

                Engine shall mean (i) each of the engines and, if applicable, the auxiliary power units described and listed by manufacturer’s serial numbers in Schedule No. 1 to Lease Supplement No. 1 and currently installed on the Airframe covered by such Lease Supplement whether or not thereafter installed on such Airframe or any other airframe from time to time; (ii) any engine and/or auxiliary power unit which may from time to time be substituted, pursuant to the applicable terms of this Lease, for an Engine leased hereunder and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all Parts incorporated in or installed on or attached to such Engine, engine and/or auxiliary power unit or any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the applicable terms of this Lease after removal from such Engine.  The term “Engines” means, as of any date of determination, all Engines leased hereunder.

                Event of Default shall have the meaning set forth in Section 13 of the Lease.

                Event of Loss with respect to the Aircraft, the Airframe or any Engine shall mean any of the following events with respect to such property (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or  seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any government (foreign or domestic) or governmental body (including, without limitation, the FAA or any similar foreign governmental body) having jurisdiction, the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of six (6) consecutive months, unless Lessee, prior to the expiration of six-month period, shall have undertaken and, in the reasonable opinion of the Lessor, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Lessee or, in any event, if use shall have been prohibited, or such property shall have been declared unfit for use, for a period of twelve (12) consecutive months; (v) with respect to an Engine, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine is operational or (vi) an Engine is returned to the Manufacturer, other than for modification in the event of patent infringement or for repair or replacement (any such return being herein referred to as a “Return to Manufacturer”).  The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period or Return to Manufacturer.  An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.  An Event of Loss with respect to any Engine shall not, without loss of the Airframe, be deemed an Event of Loss with respect to the Aircraft.

                FAA shall mean the United States Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration and the Department of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding the functions of any of the foregoing.

                FAA Counsel shall mean Messrs. Daugherty, Fowler, Peregrin & Haught, 204 North Robinson, Suite 900, Oklahoma City, Oklahoma 73102, or such other counsel as Lessor may designate.

                Fair Market Value shall mean the amount which would be obtained in an arm’s length transaction between an informed and willing buyer-user or lessee, as the case may be, (who is neither a lessee in possession nor a used equipment dealer) and an informed and willing seller or lessor, as the case may be, under no compulsion to sell or lease, as the case may be, and in such determination costs of removal of the Aircraft from its then location shall not be a deduction from such amount and it shall be assumed (whether or not the same be true) that the Aircraft has been maintained in accordance with the provisions of this Lease and would have been returned to Lessor in compliance with the requirements hereof.

                Guarantor(s) shall mean (individually and/or collectively as the context requires) Copart of Arizona, Inc, an Arizona corporation, Copart or Arkansas, Inc., an Arkansas corporation, Copart of Connecticut, Inc., a Connecticut corporation, Copart of Kansas, Inc., a Kansas corporation, Copart of Louisiana, Inc., a Louisiana corporation, Copart of Missouri, Inc., a Missouri corporation, Copart of Oklahoma, Inc., an Oklahoma corporation, Copart of Washington, Inc., a Washington corporation, Copart of Tennessee, Inc., a Tennessee corporation, Dallas Copart Salvage Auto Auctions Limited Partnership, a Texas limited partnership, Houston Copart Salvage Auto Auctions Limited Partnership, a Texas limited partnership, CPRT Land Holdings, Inc., a California corporation, CPRT Land Holdings, Inc., a Florida corporation, Copart of Texas, Inc., a Texas corporation, Copart-Dallas, Inc., a California corporation, Copart of Houston, Inc., a Texas corporation, Copart-Houston, Inc., a California corporation, Copartfinder, Inc., a California corporation, Copart Land Holdings, LLC, a Connecticut limited liability company, and Copart Land Holding, L.L.C., a Maryland limited liability company.

                Guaranty or Guaranties shall mean, as the context shall require, the Guaranty or Guaranties described in Lease Supplement No. 2 to the Lease.

                Impositions shall have the meaning set forth in Section 8 of the Lease.

                Indebtedness  shall mean (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations for the deferred purchase price of property or services (but excluding trade payables incurred in the ordinary course of business); (iv) obligations as lessee under Capital Leases or other leases in respect of which the lessee is treated as the owner of the leased property for tax purposes or in connection with any transaction by which any asset is sold or otherwise transferred to another Person and thereafter is rented or leased from such Person with the intention to use such asset for substantially the same purpose as its use prior to such sale or transfer; (v) reimbursement obligations under letters of credit; and (vi) obligations, of the types described in the foregoing clauses (i) through (v), secured by Liens whether or not such obligations have been assumed.

                Late Payment Rate shall mean the lesser of a rate equal to 1% per month or the highest rate permitted by applicable law.  The Late Payment Rate shall be computed on the basis of a 360 day year and a 30 day month.

                Lease Supplement shall mean a supplement to the Lease to be entered into as of the Acceptance Date by Lessor and Lessee, which supplement shall be substantially in the form as attached to the Lease and identified as either Lease Supplement No. 1 or Lease Supplement No. 2 both of which are attached to the Lease and made a part thereof.

                Lessor’s Cost shall have the meaning set forth in Schedule No. 2 to Lease Supplement No. 1 to the Lease.

                Lessor’s Liens shall mean any Liens created or granted by Lessor with respect to Lessor’s purchase or financing of the Aircraft or resulting from claims against Lessor not related to Lessor’s ownership of the Aircraft.

                Liens shall mean all liens, charges, security interests, and encumbrances of every nature and description whatever, including, without limitation, liens, charges, security interests and encumbrances with respect to Impositions, (other than Lessor’s Liens) and rights of third parties under management, pooling, interchange, overhaul, repair or other similar agreements or arrangements.

                Manufacturer shall mean the manufacturers identified on Schedule No. 1 to Lease Supplement No. 1 to the Lease and their respective successors and assigns.

                Parts shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than Additions or Engines), which may from time to time be incorporated or installed in or attached to the Airframe or any Engine for so long as title thereto shall be vested in Lessor in accordance with the applicable terms of this Lease.

                Permitted Liens shall mean (a) the respective rights of others under agreements or arrangements to the extent expressly provided and permitted by the terms of Section 12 of the Lease, (b) Lessor’s Liens and (c) Liens for taxes either not yet due or being contested by Lessee in good faith and inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s or other like Liens arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested in good faith (and for the payment of which adequate reserves and/or security have, in Lessor’s reasonable judgment, been provided to Lessor) with due diligence and by appropriate proceedings, if counsel for Lessor shall have determined in its reasonable opinion that the nonpayment of any such tax or Lien or the contest of any such payment in such proceedings does not and will not adversely affect the title, property or rights of Lessor.

                Person shall mean any individual, employee, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or government or any department or agency thereof, or any other entity of any kind whatsoever.

                Primary Hangar Location shall meaning set forth in Schedule No. 2 to Lease Supplement No. 1 to the Lease.

                Recognized Financial Institution shall mean any of the following: (i) any insurance company, (ii) any savings and loan bank, institution or association, (iii) any thrift institution or association, (iv) any mutual savings or loan bank, institution or association, (v) any commercial bank, (vi) any investment bank, and/or (vii) any leasing company or any other financial services company or institution.

                Records shall mean any and all logs, manuals, certificates and date and inspection, modification, maintenance, engineering, technical and overhaul records (including all computerized data, records and materials of any kind whatsoever) with respect to the Aircraft, including, without limitation, all records required to be maintained by the FAA or any other governmental agency or authority having jurisdiction with respect to the Aircraft or any Manufacturer or Supplier of the Aircraft (or any part thereof) with respect to the enforcement of warranties or otherwise, which Records shall be at all times the property of the Lessor after the Acceptance Date.

                Rent shall have the meaning set forth in Section 3 of the Lease.

                Requisition of Use shall have the meaning set forth in the Event of Loss definition contained herein.

                Return to Manufacturer shall have the meaning set forth in the Event of Loss definition contained herein.

                SEC shall mean the Securities and Exchange Commission.

                Special Purpose Entity shall mean any Person (including, without limitation, any company, partnership, corporation, trust or other entity) which has been organized, formed, created or used, or which will be used, by any Recognized Financial Institution for the purpose of holding or owning any interest in the Lease or the Aircraft and which is also a United States Citizen.

                Subsidiary shall mean any corporation, association, limited liability company or other business entity of which Lessee owns directly or indirectly more than 50% of the voting securities thereof or in which Lessee otherwise owns a controlling interest.

                Supplemental Rent shall have the meaning set forth in Section 3 of the Lease.

                Supplier shall mean the “Supplier” or “Suppliers”, as the case may be, identified as such on Schedule No. 1 to Lease Supplement No. 1 and their respective successors and assigns.

                Tax Loss shall have the meaning set forth in the Special Tax Indemnity Rider to the Lease.

                Term shall mean the Basic Term together with (i) the period, if any, from and including the Acceptance Date through, but not including, the Rent Commencement Date and (ii) any Renewal Term or Renewal Terms, if any, entered into pursuant to this Lease.

                Transfer shall have the meaning set forth in Section 12 of the Lease.

                UCC shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

                United States Citizen shall mean any Person who is a “citizen of the United States” within the meaning  set forth in 49 USC Section 40102 (a) (15).

                Warranty Bill of Sale shall mean a warranty bill of sale in the form of Exhibit B hereto or such other form of warranty bill of sale as Lessor in its sole discretion shall deem satisfactory.

LEASE SUPPLEMENT NO. 1

(Acceptance Certificate)

                AIRCRAFT LEASE dated as of April 11, 2002, (the “Lease”) by and between FLEET CAPITAL CORPORATION, as lessor (“Lessor”), and COPART, INC., as lessee (“Lessee”).

                (a)  The Aircraft.

                Lessee hereby acknowledges, agrees and certifies that the Aircraft as set forth and described in Schedule No. 1 hereto is in Lessee’s possession, has been inspected by Lessee to its complete satisfaction, has been found to be in good working order, repair and condition and fully equipped to operate as required under applicable law for its purpose, is of a size, design, capacity and manufacture selected by Lessee and suitable for Lessee’s purposes, and is, as of the date set forth below, unconditionally, irrevocably and fully accepted by Lessee for lease under the Lease.  Lessee hereby further unconditionally and irrevocably reaffirms its acknowledgments and agreements in the Lease.  All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.

                (b)  Representations by Lessee.

                Lessee hereby represents and warrants to Lessor that on the date hereof:

                (1)  The representations and warranties of Lessee set forth in the Lease and all certificates and opinions delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof, with the same force and effect as if the same had been made on this date.

                (2)  Lessee has satisfied or complied with all conditions precedent and requirements as set forth in the Lease and Lease Supplements which are required to be or to have been satisfied or complied with on or prior to the date thereof.

                (3)  No Default or Event of Default under the Lease has occurred and is continuing on the date hereof.

                (4)  Lessee has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft as are required to be obtained under the terms of the Lease.

                (5)  Lessee has furnished no equipment for the Aircraft other than as stated on Schedule No. 1 hereto or permitted as an Addition thereto pursuant to the Lease.

                (6)  The facts, terms, information, description and costs set forth in the attached Schedules No. 1, No. 2 and No. 2-A hereto are true, complete, accurate and correct.

                (7)  The Lease shall be deemed a “finance lease” under Section 2A-103 (g) of the UCC.

                Date of unconditional, irrevocable and final acceptance by Lessee:

                April 15, 2002.

                IN WITNESS WHEREOF, Lessee has caused this Lease Supplement No. 1 to be duly executed by its officer thereunto duly authorized.

COPART, INC.

By:	/s/ Paul A. Styer

Title:	Secretary

Date:	April 15, 2002

SCHEDULE NO. 1

TO

LEASE SUPPLEMENT NO. 1

Description of Aircraft

2000 Cessna 560XL aircraft which consists of the following components:

                (a)  Airframe bearing U.S. Registration Mark N269JR (but to be changed to N394WJ) and manufacturer’s serial number 560-5086.

                (b)  Two (2) Pratt & Whitney PW545A engines bearing manufacturer’s serial numbers PCE-DB0175 and PCE-DB0176, (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

                (c)  Standard accessories and optional equipment and such other items fitted or installed on the Aircraft and as may be more particularly described hereinafter:

                See Schedule A which is attached hereto and made a part hereof.

                (d)  Those items of Lessee furnished equipment described in a bill of sale or bills of sale therefor (copies of which may be appended hereto), delivered by Lessee to Lessor which constitute appliances and equipment which will be installed on the Aircraft.

             (e)  one (1) AlliedSignal auxiliary power unit bearing manufacturer’s serial number P-152.

Manufacturer of Airframe:	Cessna Aircraft Company
Manufacturer of Engines:	Pratt & Whitney
Supplier:	The Dyer Group, Inc.

Schedule A

to Aircraft Lease (Serial Number 560-5086)

2000 Cessna 560XL aircraft, S/N 560-5086, U.S. Registration Number N269JR

(but to be changed to N394WJ)

ENGINES:              Two (2) Pratt & Whitney PW545A engines bearing manufacturer’s serial numbers PCE-DB0175 and PCE-DB0176

AUXILIARY POWER UNIT: One (1) AlliedSignal RE100 serial number P-152

AVIONICS (including but not limited to):
Standard Honeywell Primus 1000
Panel layout 1-01
Dual UNS-1Csp
KHF-950HF
TCAS 2000
EGPWS
WX-950 Stormscope
Aero-M SATCOM System w/cockpit handset
Fax/Data port at seat #6 including 2 110V outlets
Provisions for AFIS-Global
Cockpit speaker mute switch
CSD-714 SELCAL-Coltech
Permanent Data transfer unit

ADDITIONAL EQUIPMENT (including but not limited to):
RH external Lav Serviceable
Oxygen system- 76 cubic feet
Remote cabin temp. controls

EXTERIOR:	Overall white with silver titanium, tan and red stripes

INTERIOR:

High gloss burled mahogany with gold accents.  Tan leather seats with taupe carpet and accented sidewalls.  Forward LH refreshment center and RH closet w/forward two place couch.  Fully enclosed flushing potty w/hot water vanity.

TOGETHER WITH ALL ADDITIONS, ACCESSIONS, MODIFICATIONS,  IMPROVEMENTS, REPLACEMENTS, SUBSTITUTIONS, AND ACCESSORIES THERETO AND THEREFORE, ALL AVIONICS, ONBOARD EQUIPMENT, MANUALS, DOCUMENTATION AND TECHNICAL PUBLICATIONS NOW OWNED OR HEREAFTER ACQUIRED, AND ALL RECORDS AND LOGBOOKS (IN WRITTEN FORM OR AS COMPUTER DATA, DISCS OR TAPES, WHETHER NOW EXISTING OR HEREAFTER ACQUIRED OR CREATED, AND WHETHER IN THE POSSESSION OF LESSEE OR HELD ON BEHALF OF LESSOR BY OTHERS).

SCHEDULE NO. 2

TO

LEASE SUPPLEMENT NO. 1

Financial Terms

Rent Commencement Date:	May 1, 2002

Basic Term:	144 months commencing with the Rent
Commencement Date through and including the Expiration Date

Basic Rent Dates:	the 1st day of each and every calendar month from and including the First Basic Rent Date through and including the Last Basic Rent Date

First Basic Rent Date:	May 1, 2002

Last Basic Rent Date:	April 1, 2014

Expiration Date:	April 30, 2014

Lessee’s Exact Legal Name:	Copart, Inc.

Lessee’s Organizational
Identification Number:	C1126641

Lessee’s Chief Executive Offices
and Principal Place of Business:	5500 East Second Street
Benicia, CA 94510

Primary Hangar Location:	Nut Tree Airport
640 Alamo Drive
Vacaville, CA 95688

Acceptance Date:	April 15, 2002

Last Acceptance Date:	April 15, 2002

Date of Last Financial Statements:	October 31, 2001

Lessor’s Cost:	$8,675,000.00

SCHEDULE NO. 2-A

TO

LEASE SUPPLEMENT NO. 1

Financial Terms (continued)

Daily Lease Rate:	0.019579% of the Lessor’s Cost

Basic Rent:

Basic Rent Dates 1 through 72	0.528634% of the Lessor’s Cost
(subject to the rate reset
provisions below)

Basic Rent Dates 73 through 144	0.646109% of the Lessor’s Cost
(subject to the rate reset
provisions below)

Permitted Deductible:	$0 per occurrence

Estimated Annual Hours	550

Early Purchase Option Amounts:

Basic Rent Dates	Percentage of Lessor’s Cost

60	90.98%
84	82.93%

Rate Reset:            Effective as of the sixty-first (61st) Basic Rent Date, the amount of Basic Rent to be paid by Lessee under the Lease for the remainder of the Basic Term shall be reset and fixed for the remainder of the Basic Term at an amount determined by multiplying the Remaining Rental Factor (as such term is defined below) by the Lessor’s Cost.  As used herein, the following terms shall have the meanings set forth below:

“Remaining Rental Factor” shall mean (i) for the sixty-first (61st) through and including the seventy-second (72nd) Basic Rent Dates, 0.528634%, adjusted (upward or downward) by the percentage adjustment calculated, upward or downward, obtained by multiplying .000246% for each basis point corresponding change in the Index Rate (as such term is defined below) from 4.53%, and (ii) for the seventy-third (73rd) through and including the one hundred forty-fourth (144th) Basic Rent Dates, 0.646109%, adjusted (upward or downward) by the percentage adjustment calculated, upward or downward, obtained by multiplying .000300% for each basis point corresponding change in the Index Rate from 4.53%.

“Index Rate” shall mean the weekly average yield on three year Interest Rate Swaps determined by reference to the Selected Interest Rates table of the Federal Reserve Statistical Release H.15(519) (or similar or successor publication) in effect fifteen days prior to the sixty-first (61st) Basic Rent Date.

Effective upon the sixty-first (61st) Basic Rent Date, the Lessor shall prepare new Schedule Nos. 2-A, 3, 4 and 5 to Lease Supplement No. 1 which reflect the revised payment schedule as provided herein. Upon furnishing of the foregoing schedules and values to the Lessee, such schedules and values shall be deemed to replace the Early Purchase Option Amounts set forth on Schedule 2-A to Lease

Supplement No. 1, the Casualty Values set forth in Schedule No. 3 to Lease Supplement No. 1, the Upgrade Amounts set forth in Schedule No. 4 to Lease Supplement No. 1, and the Upgrade Amounts set forth in Schedule No. 5 to Lease Supplement No. 1 for all purposes.

Initials:

Lessee:	PAS

Lessor:	JEH

SCHEDULE NO. 3 TO LEASE

SUPPLEMENT NO. 1

CASUALTY VALUES

             The Casualty Value of the Aircraft for any Basic Rent Date shall be an amount equal to the Lessor’s Cost multiplied by the factor set forth opposite the rental payment number due on such Basic Rent Date.  Upon the exercise of any option to renew the Term by Lessee, Lessor shall provide to Lessee a new Schedule No. 3 to Lease Supplement No. 1 setting forth the Casualty Values for the Renewal Term.

BASIC RENT DATE/ NUMBER	APPLICABLE PERCENTAGE	BASIC RENT DATE/ NUMBER	APPLICABLE PERCENTAGE	BASIC RENT DATE/NUMBER	APPLICABLE PERCENTAGE
1	102.47	31	101.53	61	96.52
2	102.52	32	101.41	62	96.30
3	102.57	33	101.29	63	96.09
4	102.60	34	101.16	64	95.87
5	102.63	35	101.03	65	95.65
6	102.67	36	100.90	66	95.43
7	102.69	37	100.76	67	95.20
8	102.71	38	100.62	68	94.98
9	102.73	39	100.48	69	94.75
10	102.74	40	100.33	70	94.52
11	102.74	41	100.18	71	94.28
12	102.75	42	100.03	72	94.05
13	102.75	43	99.87	73	93.69
14	102.74	44	99.71	74	93.34
15	102.72	45	99.55	75	92.98
16	102.69	46	99.38	76	92.63
17	102.65	47	99.21	77	92.27
18	102.62	48	99.04	78	91.91
19	102.56	49	98.87	79	91.55
20	102.51	50	98.69	80	91.19
21	102.45	51	98.51	81	90.82
22	102.37	52	98.33	82	90.46
23	102.30	53	98.14	83	90.09
24	102.22	54	97.95	84	89.72
25	102.14	55	97.75	85	89.35
26	102.05	56	97.55	86	88.98
27	101.96	57	97.35	87	88.61
28	101.85	58	97.15	88	88.23
29	101.75	59	96.94	89	87.86
30	101.64	60	96.73	90	87.48

Initials:	Lessee:	PAS	Lessor:	JEH

SCHEDULE NO. 3 TO LEASE

SUPPLEMENT NO. 1

CASUALTY VALUES

(CONTINUED)

             The Casualty Value of the Aircraft for any Basic Rent Date shall be an amount equal to the Lessor’s Cost multiplied by the factor set forth opposite the rental payment number due on such Basic Rent Date.  Upon the exercise of any option to renew the Term by Lessee, Lessor shall provide to Lessee a new Schedule No. 3 to Lease Supplement No. 1 setting forth the Casualty Values for the Renewal Term.

BASIC RENT DATE/ NUMBER	APPLICABLE PERCENTAGE	BASIC RENT DATE/ NUMBER	APPLICABLE PERCENTAGE	BASIC RENT DATE/NUMBER	APPLICABLE PERCENTAGE
91	87.11	111	79.22	131	70.72
92	86.73	112	78.81	132	70.27
93	86.34	113	78.40	133	69.82
94	85.96	114	77.99	134	69.38
95	85.58	115	77.57	135	68.93
96	85.19	116	77.16	136	68.48
97	84.80	117	76.74	137	68.03
98	84.41	118	76.32	138	67.58
99	84.02	119	75.90	139	67.12
100	83.63	120	75.48	140	66.67
101	83.24	121	75.05	141	66.21
102	82.84	122	74.62	142	65.75
103	82.45	123	74.19	143	65.29
104	82.05	124	73.77	144	65.00
105	81.65	125	73.34
106	81.25	126	72.90
107	80.85	127	72.47
108	80.45	128	72.03
109	80.04	129	71.59
110	79.63	130	71.16

Initials:

Lessee:	PAS

Lessor:	JEH

SCHEDULE NO. 4 TO LEASE

SUPPLEMENT NO. 1

UPGRADE OPTION AMOUNTS

             Subject to the terms of the Lease, the Upgrade Option Amount of the Aircraft for any Upgrade Option Date shall be an amount equal to the Lessor’s Cost multiplied by the factor set forth opposite the applicable Upgrade Option Date.

UPGRADE	UPGRADE
OPTION	OPTION
DATE	AMOUNT

36	96.25%

48	93.93%

60	90.98%

72	87.78%

84	82.93%

96	77.86%

108	72.57%

120	67.05%

Initials:

Lessee:	PAS

Lessor:	JEH

SCHEDULE NO. 5 TO LEASE

SUPPLEMENT NO. 1

UPGRADE OPTION AMOUNTS

             Subject to the terms of the Lease, the Upgrade Option Amount of the Aircraft for any Upgrade Option Date shall be an amount equal to the Lessor’s Cost multiplied by the factor set forth opposite the applicable Upgrade Option Date.

UPGRADE	UPGRADE
OPTION	OPTION
DATE	AMOUNT

36	97.25%

48	94.93%

60	91.98%

72	88.78%

84	83.93%

96	78.86%

108	73.57%

120	68.05%

Initials:

Lessee:	PAS

Lessor:	JEH

LEASE SUPPLEMENT NO. 2

(Closing Terms)

                AIRCRAFT LEASE dated as of April 11, 2002, (the “Lease”) by and between FLEET CAPITAL CORPORATION, as lessor (“Lessor”), and COPART, INC., as lessee (“Lessee”). All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.

Closing Documents:

             On or prior to the Acceptance Date, Lessee has delivered or caused to be delivered the following Closing Documents to Lessor:

                1.  The duly executed Order or Aircraft Purchase Agreement between Supplier and Lessee, as assignee of Copart of Washington, Inc., dated February 28, 2002, as amended, and, the duly executed and authorized assignments of same to Lessor in form and substance satisfactory to Lessor.

                2.  Warranty Agreements between Cessna Aircraft Company or any other manufacturer or vendor and Lessee and, if applicable, the duly executed and authorized assignments of same to Lessor in form and substance satisfactory to Lessor.

                3.  Invoices for the Aircraft, including the Engines, from the Supplier showing Lessor as the purchaser thereof.

                4.  Evidence of reservation of an “N” number for the Aircraft, together with an assignment of Lessee’s rights in such “N” number to Lessor.

                5.  A copy of the Standard Airworthiness Certificate (FAA Form 8100-2) issued by the FAA for the Aircraft.

                6.  A certificate or certificates, executed by the Lessee’s secretary or other authorized representative certifying: (A) that execution, delivery and performance of this Lease and all ancillary documentation and the entrance by Lessee into the transactions contemplated hereby and thereby have been authorized and (B) the name(s) of the person(s) authorized to execute and deliver such documents on behalf of Lessee together with specimen signature(s) of such person.

                7.  A certificate of insurance as to the coverage required under the Lease accompanied, if requested by Lessor, by the applicable policies and reports of insurance brokers or underwriters pursuant thereto as to the conformity of such coverage with such requirements.

                8.  Evidence that FAA Counsel has received in escrow: (A) the executed FAA AC Form 8050-2 Aircraft Bill of Sale (the “FAA Bill of Sale”) in the name of Lessor; (B) the executed AC Form 8050-1 Aircraft Registration Application (the “Registration Application”) (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof); (C) executed releases in form and substance satisfactory to FAA Counsel, Lessor’s counsel and/or Lessor of any Liens; (D) such other documents as are necessary, in the opinion of Lessor’s counsel and/or FAA Counsel to vest good title to the Aircraft in the name of Lessor and (E) executed duplicates of the Lease, all Riders hereto requiring separate execution, and Lease Supplements No. 1 and 2 executed in triplicate, all the foregoing (except for the Warranty Bill of Sale) being in proper form for filing with the FAA.

                9.  UCC financing statements executed by Lessee with respect to the Aircraft and the Collateral (and, where needed, assignment, release and/or termination statements with respect to UCC financing statements of record evidencing an interest in the Aircraft and/or Collateral) in all places which are, in Lessor’s opinion, necessary or appropriate to protect Lessor’s interest therein.

                10.  An opinion of FAA Counsel satisfactory to Lessor that title to the Airframe is vested in Lessor, Lessor has a valid and perfected interest in the Engines and that the Aircraft (including, without limitation the Airframe and Engines) is free and clear of all other liens and encumbrances of record.

11.  If requested by Lessor, an opinion of counsel for Lessee in form and substance satisfactory to Lessor.

                12.  If requested by Lessor, certificate(s) of good standing for Lessee from the state of its incorporation and the state(s) where the Primary Hangar Location and Lessee’s chief executive offices and principal place of business are located.

                13.  Guaranties in favor of Lessor, duly executed by Guarantors, in form and substance satisfactory to Lessor and Lessor’s counsel, unconditionally guaranteeing, among other things, the payment and performance by Lessee of all its obligations under the Lease.

                14.  A certificate or certificates, executed by the Guarantor’s secretary or other authorized representative certifying: (A) that execution, delivery and performance of the Guaranty and all ancillary documentation and the entrance by Guarantor into the transactions contemplated thereby have been authorized and (B) the name(s) of the person(s) authorized to execute and deliver such documents on behalf of Guarantor together with specimen signature(s) of such person.

                15.  If requested by Lessor, certificate(s) of good standing for Guarantor from the state of its incorporation and the state(s) where the Guarantor’s chief executive offices and principal place of business are located.

                16.  such other documents, certificates and opinions, and evidence of such other matters, as Lessor, Lessor’s counsel or FAA Counsel may reasonably request.

Conditions Subsequent:

                On or subsequent to the Acceptance Date, but not later than the date of the Aircraft’s first flight under the leasehold conveyed herein, Lessee shall provide written confirmation to Lessor that copies of the Registration Application and Standard Airworthiness Certificate (FAA Form AC 8100-2) pertaining to the Aircraft have been properly placed on the Aircraft.

            In addition, if the Aircraft is more than 12,500 pounds maximum certificated takeoff weight, prior to the date of the Aircraft’s first flight under the Lease, Lessee shall provide Lessor with written confirmation that:

                1.  a copy of the Lease, including Lease Supplements No. 1 and No. 2, has been properly placed on the Aircraft;

                2.  a copy of the Lease, including Lease Supplements No. 1 and No. 2 thereto, was mailed, within 24 hours following execution thereof, to the Flight Standards Technical Division of the FAA; and

                3.  Lessee has notified the FAA (such notification to have been given by facsimile transmission, telephone or in person to the FAA Flight Standards District Office, General Aviation District Office nearest the airport where such flight will originate) concerning the first flight of the Aircraft under this Lease at least 48 hours prior to takeoff.

         IN WITNESS WHEREOF, effective as of April _____, 2002 the parties hereto have each caused this Lease Supplement No. 2 to be duly executed by their respective officers, thereunto duly authorized.

FLEET CAPITAL CORPORATION

By:	/s/ John E. Haakenson, Jr.

Name:	John E. Haakenson, Jr.

Title:	Vice President

COPART, INC.

By:	/s/ Paul A. Styer

Name:	Paul A. Styer

Titile:	Secretary

EXHIBIT B

TO AIRCRAFT LEASE

WARRANTY BILL OF SALE

             ______________________ (the “Seller”), in consideration of the sum of __________________________________ and __/100 Dollars ($____________) paid by FLEET CAPITAL CORPORATION (the “Buyer”), receipt of which is acknowledged, hereby grants, sells, assigns, transfers and delivers to Buyer the aircraft described below together with the engines installed thereon and all appliances, parts, instruments, appurtenances, accessories, furnishings, avionics, components and other equipment of whatever nature installed on said aircraft and all logbooks, manuals, certificates, data and inspection, modification, maintenance, engineering, technical, overhaul and all other books and records (including all computerized data, records and materials) as pertain to the operation and maintenance of such aircraft (all of the foregoing hereinafter collectively referred to as the “Aircraft”), along with whatever claims and rights Seller may have against the manufacturer and/or supplier of the Aircraft, including, but not limited to, all warranties and representations. At Buyer’s request, Seller will cause the manufacturer and/or supplier of the Aircraft to execute an Acknowledgment in form and substance satisfactory to Buyer in its sole discretion.

DESCRIPTION OF AIRCRAFT

_______________ aircraft bearing FAA Registration Mark N_____ and manufacturer’s serial number _____ and ___ ( ) ______________________ engines, respectively, bearing manufacturer’s serial numbers. ____ and ____.

(See also Schedule A attached hereto and made a part hereof for further description of the Aircraft.)

             Seller represents, warrants and agrees to Buyer that (1) Seller is the lawful owner of the full title to the Aircraft and that Buyer will acquire by the terms of this Warranty Bill of Sale good and full title to the Aircraft free and clear of all mortgages, leases, security interests, claims, charges, liens and encumbrances of any kind whatsoever; (2) Seller has the right to sell the Aircraft as aforesaid; (3) Seller shall warrant and defend title to the Aircraft and indemnify Buyer against the claims of any person, party, firm, corporation or entity of any kind whatsoever and (4) the Aircraft had been delivered to Buyer in good order and condition and conforms to the specifications and the requirements and standards applicable thereto.

             Seller agrees to save and hold harmless Buyer from and against any and all foreign, Federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, privilege, use and sales taxes, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits, including, without limitation, attorney’s fees, resulting therefrom and imposed upon, incurred by or asserted against Buyer as a consequence of the sale of the Aircraft to the Buyer.

             Seller agrees and acknowledges that the terms and conditions of this Warranty Bill of Sale, including, without limitation, all representations, warranties and agreements for the benefit of Buyer, shall survive the delivery of the Aircraft and the delivery, execution and recording of this or any Federal Aviation Administration Bill of Sale.

             IN WITNESS WHEREOF, Seller has executed this Warranty Bill of Sale this ____ day of _______, 2002

SELLER:

By:

Titile:

EXHIBIT C

                Special Tax Indemnity Rider (“Tax Rider”) to Aircraft Lease (Serial Number 560-5086) dated as of April 11, 2002, (the “Lease”) by and between Fleet Capital Corporation, as lessor (“Lessor”), and Copart, Inc., as lessee (“Lessee”).

                All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.  Upon execution and delivery hereof, this Tax Rider shall be deemed to be a part of the Lease.  Except as set forth herein, all of the terms and conditions of the Lease and any supplements, schedules, addenda, exhibits or the like entered into pursuant to the Lease remain in full force and effect.

                For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree to amend the Lease by the addition of the following provisions:

                (a)  Assumed Tax Benefits.  In entering into the Lease and the transactions contemplated thereby, Lessor has assumed that it would be entitled, for Federal, state and local income tax purposes, to the tax benefits set forth in paragraph (f) below (collectively referred to as the “Assumed Tax Benefits”).  Lessor has also assumed that its income would be taxed for Federal, state and local corporate income and franchise tax purposes at an effective combined tax rate of 39.55% (the “Assumed Tax Rate”).

                (b)  [Intentionally left blank].

                (c)  Indemnity.  If

(A)      by reason of (i) any act or failure to act of Lessee or (ii) the breach of any of Lessee’s representations and warranties set forth in the Lease, any certificate or document delivered by Lessee in connection with the delivery and acceptance of the Aircraft;

(B)        for Federal, foreign, state or local income tax purposes, any item of income, loss or deduction with respect to the Aircraft during the Term of the Lease is treated as derived from, or allocable to, sources outside the United States (whether or not any foreign income taxes imposed as a result thereof may be credited against Federal, state or local income taxes of Lessor); or

(C)        there shall be included in Lessor’s gross income for Federal, state or local income tax purposes any amount on account of any addition, modification or improvement to or in respect of the Aircraft made or paid for by Lessee;

Lessor shall lose, shall not have the right to claim or shall suffer a disallowance or recapture with respect to, or shall receive a lower than anticipated economic benefit from, all or a portion of the Assumed Tax Benefits with respect to the Aircraft (any such loss, failure to have or loss of the right to claim, disallowance, recapture, delay, treatment, inclusion or economic detriment referred to in any of the foregoing clauses (A) through (C) of this paragraph (c) being hereinafter called a “Tax Loss”); Lessee shall pay to Lessor at Lessor’s option either:  (i) an amount or amounts that, after reduction by the net amount of all Federal, state and local taxes required to be paid by Lessor with respect to the receipt of such amount or amounts, equals the aggregate additional Federal, state and local income taxes payable by Lessor as a result of such Tax Loss plus an amount equal to any interest, fines, additions to tax or penalties as a result of such Tax Loss or (ii) additional Rent on each Basic Rent Date in such amounts as are necessary to maintain Lessor’s after-tax economic yield and overall net after-tax cash flow.  The amount payable by Lessor with respect to a Tax Loss shall be calculated with the assumption that Lessor is subject to Federal, state and local tax at the Assumed Tax Rate.  In the event any indemnity payments shall be paid to Lessor under this Tax Rider with respect to the Aircraft, the Casualty Value, Upgrade Option Amount, and Early Purchase Option Amount of the Aircraft shall be adjusted appropriately.

                (d)  Consolidated Tax Returns; Lessor’s Assigns.  For purposes of this Tax Rider, the term “Lessor” will include the corporation constituting Lessor, its successors in interest, each assignee and each of their respective successors in interest and assigns and any Consolidated Group (hereinafter defined) of which Lessor or any such assignee or any of their respective successors in interest or assigns is, or may become a member, and each member of such Consolidated Group and the term “Consolidated Group” means an affiliated group (within the meaning of Section 1504 of the Code) that files consolidated returns for Federal income tax purposes and any group filing combined, unitary or consolidated returns pursuant to the rules of any state taxing authority.

                (e)  Miscellaneous.  The indemnification obligations of Lessee under this Tax Rider shall survive the expiration, cancellation or termination of the Lease and the Term and shall remain in full force and effect until such time as Lessee has no further obligations of any kind whatsoever under the Lease. Provided that Lessee performs its indemnification obligations under this Tax Rider in a timely manner, Lessor shall have no additional remedies with respect to the occurrence of a Tax Loss.

                (f)  Assumed Tax Benefits.  For purposes of this Tax Rider, the term “Assumed Tax Benefits” shall mean the following:

                Cost Recovery Deductions:

                A.            Depreciation Method:  (commencing in Lessor’s taxable year which includes the Acceptance Date) 200% declining balance method, switching to straight line method for the first taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year would yield a larger allowance.

                B.            Recovery Period:  five years

                C.            Basis:  100% of Lessor’s Cost.

(g)  Additional Definitions.  For purposes of this Tax Rider the term “Code” shall mean the Internal Revenue Code of 1986, as amended.

                (h)  Exclusions. Lessee shall not be required to indemnify Lessor for any Tax Loss which occurs solely as a result of any of the following events:

                                                (i)  a failure by Lessor to have either sufficient income or the class of income to utilize fully the Assumed Tax Benefits; or

                                                (ii)  a failure by Lessor to timely claim any Assumed Tax Benefits so long as such failure was not related to any  failure by the Lessee to provide the Lessor with any applicable information; or

                                                (iii) any change in the Code or regulations enacted or effective after the Acceptance Date; or

                                                (iv) to the extent caused directly by any act of Lessor; or

(v) in the event that the Lessor sells, transfers or assigns the Lease or the Aircraft, the Lessee shall not be required to indemnify the Lessor for any Tax Loss which occurs solely as a result of any such sale, transfer or assignment, but only to the extent that (i) any such Tax Loss would not have occurred with respect to the original Lessor had there been no such sale, transfer or assignment, or (ii) the amount payable by reason of any such Tax Loss exceeds that amount that would have been payable by the Lessee with respect to the original Lessor had there been no such sale, transfer or assignment; provided, however, that the foregoing exclusion shall not apply in any way whatsoever to any sale, assignment, transfer or other disposition of this Lease or the Aircraft that occurs after an Event of Default or an Event of Loss has occurred in connection with the Lease.

                IN WITNESS WHEREOF, the parties hereto have each caused this Tax Rider to be duly executed by their respective officers, thereunto duly authorized.

FLEET CAPITAL CORPORATION

By:	/s/ John E. Haakenson, Jr.

Name:	John E. Haakenson, Jr.

Title:	Vice President

COPART, INC.

By:	/s/ Paul A. Styer

Name:	Paul A. Styer

Title:	Secretary

                Insurance Addendum (“Insurance Addendum”) to Aircraft Lease (Serial Number 560-5086) dated as of April 11, 2002, (the “Lease”) by and between Fleet Capital Corporation, as lessor (“Lessor”), and Copart, Inc., as lessee (“Lessee”).

                All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.  Except as set forth herein, all of the terms and conditions of the Lease and any supplements, schedules, addenda, exhibits or the like entered into pursuant to the Lease remain in full force and effect.  Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions hereof, whereupon this Insurance Addendum shall be deemed to be a part of the Lease.

                The following provisions are hereby incorporated into the Lease:

Insurance.

                (a)  Aircraft Liability and Property Damage Insurance.  Lessee shall maintain at its own cost and expense for the entire Term with insurers reasonably satisfactory to Lessor, (i) comprehensive aircraft and general public liability insurance against bodily injury and property damage claims including, without limitation, contractual liability, premises damage, public liability, death and property damage liability, public and passenger legal liability coverage in an amount not less than $100,000,000.00 for each single occurrence and (ii) personal injury liability in an amount not less than $25,000,000.00.  Lessee shall also provide worker’s compensation insurance with all-states coverage for the Aircraft’s crew and maintenance personnel.

                (b)  Insurance Against Loss or Damage to the Aircraft.  Lessee shall maintain at its own cost and expense for the entire Term with insurers reasonably satisfactory to Lessor, all-risk ground and flight aircraft hull insurance covering the Aircraft, including foreign object damage, fire and explosion coverage resulting from a collision, cargo, environmental (limited to pollutants released because of a crash or collision of the Aircraft or related to an emergency causing abnormal operation of the Aircraft), damages resulting, from ingestion and lightning and associated electrical damage and comparable insurance with respect to any Engines or Parts while removed from the Aircraft, and with respect to any engines or parts while temporarily installed on the Aircraft, provided that such insurance shall at all times be in an amount not less than the Casualty Value of the Aircraft (such amount determined at the Rent Commencement Date and at each anniversary thereof for the next succeeding year throughout the Term).  Lessee shall maintain in effect hijacking (air piracy) insurance with respect to the Aircraft in a face amount of not less than the Casualty Value of the Aircraft (determined as described herein), which shall be in full force and effect worldwide throughout any geographical areas at any time traversed by the Aircraft.  Such insurance, to the extent available, shall also include war risk, governmental confiscation and expropriation and related insurance.

                (c)  Lessor as Additional Insured; Notice.  Any policies of insurance carried in accordance with this Insurance Addendum and any policies taken out in substitution or replacement of any such policies (i) shall be amended to name Lessor as the owner of the Aircraft and as additional insured as its interests may appear, (ii) with respect to insurance carried in accordance with paragraph (b) of this Insurance Addendum covering the Aircraft, shall provide that any amount payable thereunder which exceeds $100,000.00 in the aggregate shall be paid directly to Lessor as sole loss payee and not to Lessor and Lessee jointly (and, so long as no Event of Default has occurred, such amounts shall be disbursed by Lessor to Lessee or other appropriate Persons in payment of the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the operating condition required by the M&R Addendum, or shall be disbursed by Lessor as otherwise required by the Lease), and that, provided no Default or Event of Default has occurred and is continuing, any amount(s) of less than $100,000.00 in the aggregate shall be paid to Lessee (and such amounts shall be applied by Lessee to pay the costs of such repairs), (iii) shall provide for thirty (30) days written notice by such insurer of cancellation, change, non-renewal or reduction and (iv) shall provide that in respect of the interests of Lessor in such policies, the insurance shall not be invalidated by any action or inaction of Lessee regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Lessee.  Each shall be primary insurance, not subject to any co-insurance clause and shall be without right of contribution from any other insurance. Such insurance shall also include, to the extent available, war risk and allied perils, including hijacking and terrorism, governmental confiscation and appropriation and related insurance. Lessee shall arrange for appropriate certification as to the satisfaction of the requirements set forth above in this Insurance Addendum to be delivered to Lessor not later than the Acceptance Date by each such insurer or underwriter therefor, which certification shall specifically acknowledge that the insurance is in conformity with this Insurance Addendum.  Notwithstanding the foregoing, Lessee shall promptly provide Lessor with a copy of each policy of insurance required hereunder if it so requests.

                (d)  Reports, etc.  Annually on the anniversary of the Acceptance Date, Lessee shall furnish to Lessor a report describing in reasonable detail the insurance then carried and maintained on the Aircraft and certifying that such insurance complies with the terms hereof and, if Lessor shall so request, a copy of each applicable policy.  In the event Lessee shall fail to maintain insurance as herein provided, Lessor may, at its option, provide such insurance, and Lessee shall, upon demand, reimburse Lessor for the cost thereof, together with interest at the Late Payment Rate from the date of payment through the date of reimbursement.

                (e)  Agreed Value.  Anything herein to the contrary notwithstanding, at all times while the Aircraft is subject to this Lease, the insurance required hereunder shall be for an amount on an “agreed value” basis not less than the Casualty Value.

                (f)  No Right To Self-Insure.  Lessee shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) the insurance required to be maintained hereunder, except to the extent of deductibles usually and customarily maintained by companies engaged in the same or similar business as Lessee and operating the same or similar aircraft, but in no event shall any deductible exceed the Permitted Deductible amount on Schedule No. 2-A  to Lease Supplement No. 1. Lessee agrees to give Lessor prompt notice of any damage to or loss of, the Aircraft, or any part thereof.

                (g)  Attorney-in Fact.  Effective upon the occurrence of an Event of Default or Default, Lessee irrevocably appoints Lessor (and any assignee, mortgagee and/or lender of the Lessor) its attorney-in-fact to act in Lessee’s name and on its behalf to make, execute, deliver and file any instruments or documents, settle, adjust, receive payment, make claim or proof of loss, endorse Lessee’s name on any checks, drafts or other instruments in payment of such claims and to take any action as Lessor (and any such assignee, mortgagee and/or lender) deems necessary or appropriate to carry out the intent of this Insurance Addendum or any agreements, documents or instruments related thereto and to endorse Lessee’s name on any checks, drafts or other instruments in payment of  claims.  To the extent appropriate or permissible under applicable law, such appointment is coupled with an interest, shall be irrevocable and shall terminate only upon payment in full of the obligations set forth in this Lease and/or any agreements, documents or instruments related thereto.

                Purchase, Early Purchase and Renewal Option Addendum (“Option Addendum”) to Aircraft Lease (Serial Number 560-5086) dated as of April 11, 2002, (the “Lease”) by and between Fleet Capital Corporation, as lessor (“Lessor”), and Copart, Inc., as lessee (“Lessee”).

                All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.  Except as set forth herein, all of the terms and conditions of the Lease and any supplements, schedules, addenda, exhibits or the like entered into pursuant to the Lease remain in full force and effect.  Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions hereof, whereupon this Option Addendum shall be deemed to be a part of the Lease.

                The following provisions are hereby incorporated into the Lease:

Purchase and Renewal Options.

                (a)  End of Term Purchase Option. So long as (i) no Event of Default shall have occurred and be continuing under the Lease, (ii) Lessee shall not have exercised its renewal option pursuant to paragraph (b) hereof and (iii) the Lease shall not have been earlier terminated or cancelled, Lessee shall be entitled, at its option, upon written notice to Lessor at least one hundred eighty (180) days but no more than two hundred forty (240) days prior to the expiration of the Basic Term, to purchase the Aircraft at the expiration of the Basic Term for an amount, payable in immediately available funds, equal to the Fair Market Sales Value of the Aircraft as of the end of the Basic Term determined in accordance with paragraph (c) hereof plus any applicable sales, excise or other taxes imposed as a result of such sale (other than gross or net income taxes attributable to such sale) together with any Basic Rent due and payable on or before such Basic Rent Date and all accrued and unpaid Rent then due, owing or outstanding.  Lessor’s sale of the Aircraft shall be on an “AS-IS WHERE-IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, BY, OR RECOURSE TO, LESSOR.

                (b)  Renewal Option. So long as (i) no Event of Default shall have occurred and be continuing under the Lease, (ii) Lessee shall not have exercised its purchase option pursuant to paragraph (a) hereof or its early purchase option pursuant to paragraph (e) hereof, and (iii) the Lease shall not have been earlier terminated, Lessee shall be entitled, at its option, to extend the Term of the Lease with respect to the Aircraft at the expiration of the Basic Term for an additional period as set forth below.  A Renewal Term shall commence at the expiration of the Basic Term.  Lessee’s option to renew the Lease for a Renewal Term shall be exercisable by giving written notice to Lessor at least one hundred eighty (180) days but no more than two hundred forty (240) days prior to the expiration of the Basic Term.  All of the provisions of the Lease shall be applicable during the Renewal Term, except that, during the Renewal Term, the Basic Rent shall be an amount equal to the Aircraft’s Fair Market Rental Value, which shall be determined in accordance with paragraph (c) hereof and the Expiration Date shall be changed to the date the last day of the Renewal Term.  During the Renewal Term, Basic Rent shall be payable monthly in advance on the same day of each month as Basic Rent was payable during the Basic Term, which dates shall be deemed “Basic Rent Dates” for purposes of the Lease.

(c)           Determination of Fair Market Sales and Rental Values.  If Lessee has elected to exercise its purchase or renewal options, as provided in paragraphs (a) or (b) hereof, then as soon as practicable following Lessor’s receipt of the written notice from Lessee of Lessee’s intent to exercise such option, Lessor and Lessee shall consult for the purpose of determining the Fair Market Sales Value or Fair Market Rental Value, as applicable, (as defined below) of the Aircraft as of the end of the Basic Term, and any values agreed upon in writing shall constitute such Fair Market Sales Value or Fair Market Rental Value, as the case may be, of the Aircraft for the purposes of this Option Addendum.  If Lessor and Lessee fail to agree upon such value prior to one hundred thirty-five (135) days before the expiration of the Basic Term, each of Lessor and Lessee shall appoint an independent appraiser (collectively, the “Appraisers”) within seven (7) Business Days after the expiration of said one hundred thirty-five (135) day period (the “Seven Day Period”), and such Appraisers shall be instructed to determine the Fair Market Sales Value or the Fair Market Rental Value, as the case may be, of the Aircraft (all as determined below) within ten (10) Business Days (the “Ten Day Period”) after the expiration of the Seven Day Period.  If the Appraisers are able to mutually agree as to the Fair Market Sales Value or the Fair Market Rental Value, as the case may be, of the Aircraft (all as determined below) within such Ten Day Period, that determination shall be final, binding and conclusive for all purposes.  If, however, the Appraisers are not able to mutually agree as to the Fair Market Sales Value or the Fair Market Rental Value, as the case may be, of the Aircraft (all as determined below) within the Ten Day Period, the Appraisers shall then appoint a third independent appraiser (“Third Appraiser”) within eight (8) Business Days (“Eight Day Period”) after the expiration of the Ten Day Period.  The Appraisers and the Third Appraiser shall then be instructed to determine the Fair Market Sales Value or the Fair Market Rental Value, as the case may be, of the Aircraft (all as determined below) within ten (10) Business Days after the expiration of the Eight Day Period.  In the event that the Appraisers and the Third Appraiser are selected, the determination of the applicable Fair Market Sales Value and/or Fair Market Rental Value, as the case may be, of the Aircraft which is the average among such Appraisers and Third Appraiser shall be final, binding and conclusive for all purposes. Lessee shall pay all costs and expenses of the appraiser appointed by Lessee hereunder, Lessor shall pay all costs and expenses of the appraiser appointed by Lessor hereunder, and Lessee and Lessor each agree to pay one-half (1/2) of all of the costs and expenses of the Third Appraiser.  For the purposes of this Option Addendum, “Fair Market Sales Value” and “Fair Market Rental Value” shall be determined on the basis of, and shall equal in value, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer-user or lessee, as the case may be, (who is neither a lessee in possession nor a used equipment dealer) and an informed and willing seller or lessor, as the case may be, under no compulsion to sell or lease, as the case may be, and in such determination costs of removal of the Aircraft from its then location shall not be a deduction from such Fair Market Sales Value or Fair Market Rental Value, as the case may be, and it shall be assumed (whether or not the same be true) that the Aircraft has been maintained by Lessee and returned to Lessor in accordance with the provisions of the Lease.  Furthermore, Fair Market Sales Value and Fair Market Rental Value shall be calculated utilizing the assumption that the total number of Airframe hours (including, without limitation, the landing gear and/or any other component with hourly overhaul schedules) accumulated from the Acceptance Date to the Expiration Date are equal to the lesser of (i) the actual number of hours thereon and (ii) the Estimated Annual Hours for each twelve month period or any portion thereof from the Acceptance Date to the Expiration Date. For purposes hereof, “Estimated Annual Hours” shall mean the anticipated number of average annual flight hours as shown on Schedule 2-A to Lease Supplement No. 1.

                (d)  Time to Exercise Option.  Lessee shall be deemed to have waived the foregoing purchase option and renewal option unless Lessee provides Lessor with written notice of its irrevocable election to exercise the applicable option within fifteen (15) days after the Fair Market Sales Value and/or Fair Market Rental Value, as applicable, is determined (by agreement or appraisal).

                (e)  Early Purchase Option.  So long as no Event of Default shall have occurred and be continuing hereunder, Lessee shall be entitled, at its option, on each Early Purchase Date upon written notice to Lessor of at least one hundred twenty (120) but no more than one hundred eighty (180) days prior to the proposed Early Purchase Date, to purchase the Aircraft.  Such early purchase by Lessee shall be effective upon the payment to the Lessor on the Early Purchase Date of an amount equal to the applicable Early Purchase Option Amount together any applicable sales, excise or other taxes imposed as a result of such sale (other than gross or net income taxes attributable to such sale), any Basic Rent due and owing on or before such Early Purchase Date and all accrued and unpaid Rent then due, owing or outstanding for the Aircraft.

                On the Early Purchase Date [but in no event prior to Lessor’s receipt of the amounts specified in this paragraph (e)], Lessor shall sell the Aircraft to Lessee on an “AS-IS, WHERE-IS” BASIS, WITHOUT ANY REPRESENTATION BY, OR RECOURSE OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER TO LESSOR, except as to the absence of any Lessor’s Liens.  Upon receipt of the amounts specified in the foregoing paragraph and upon consummation of the sale of the Aircraft, this Lease shall be deemed terminated.

                Unless and until the foregoing payments and performance have been made and/or observed in full by Lessee, Lessee’s obligations under this Lease, including, without limitation, the obligation to pay Basic Rent for the Aircraft, shall continue in full force and effect.

                Notwithstanding anything to the contrary contained herein or otherwise, Lessee shall not be entitled to purchase the Aircraft pursuant to this paragraph (e) if an Event of Default or Default shall have occurred and be continuing, this Lease shall have been earlier terminated and/or the Aircraft purchased or upgraded on or prior to the proposed Early Purchase Date.

 (e)  Additional Definitions.  For purposes of this Option Addendum and the Lease, the following terms shall have the following meanings:

                Early Purchase Date shall mean each of the Basic Rent Dates designated as such on Schedule 2-A to Lease Supplement No. 1.

                Early Purchase Option Amount shall mean an amount equal to the greater of (i) the Early Purchase Option Fair Market Value and (ii) the amount determined by multiplying the Lessor’s Cost of the Aircraft by the percentage set forth opposite the applicable Basic Rent Date set forth on Schedule No. 2-A to Lease Supplement No. 1 to the Lease for the applicable Early Purchase Date.

                Early Purchase Option Fair Market Value shall mean if Lessee has elected to exercise its early purchase option pursuant to paragraph (e) of this Option Addendum of the Lease, then as soon as practicable following Lessor’s receipt of the written notice from Lessee of Lessee’s intent to exercise such early purchase option, Lessor and Lessee shall consult for the purpose of determining the Early Purchase Option Fair Market Value of the Aircraft as of the Early Purchase Date.  Any values agreed upon in writing between Lessee and Lessor shall constitute such Early Purchase Option Fair Market Value of the Aircraft for the purposes of the Early Purchase Option Amount.  If Lessor and Lessee fail to agree upon such value within thirty (30) days after Lessee has elected its early purchase option pursuant to paragraph (e) of this Option Addendum of the Lease, each of Lessor and Lessee shall appoint an independent appraiser (collectively, the “Appraisers”) within seven (7) Business Days after the expiration of said thirty (30) day period (the “Seven Day Period”), and such Appraisers shall be instructed to determine the Early Purchase Option Fair Market Value of the Aircraft (as determined below) within ten (10) Business Days (the “Ten Day Period”) after the expiration of the Seven Day Period.  If the Appraisers are able to mutually agree as to the Early Purchase Option Fair Market Value of the Aircraft (as determined below) within such Ten Day Period, that determination shall be final, binding and conclusive for all purposes.  If, however, the Appraisers are not able to mutually agree as to the Early Purchase Option Fair Market Value of the Aircraft (as determined below) within the Ten Day Period, the Appraisers shall then appoint a third independent appraiser (“Third Appraiser”) within eight (8) Business Days (“Eight Day Period”) after the expiration of the Ten Day Period.  The Appraisers and the Third Appraiser shall then be instructed to determine the Early Purchase Option Fair Market Value of the Aircraft (all as determined below) within ten (10) Business Days after the expiration of the Eight Day Period.  In the event that the Appraisers and the Third Appraiser are selected, the determination of the Early Purchase Option Fair Market Value of the Aircraft which is the average among such Appraisers and Third Appraiser shall be final, binding and conclusive for all purposes. Lessee shall pay all costs and expenses of the appraiser appointed by Lessee hereunder, Lessor shall pay all costs and expenses of the appraiser appointed by Lessor hereunder, and Lessee and Lessor each agree to pay one-half (1/2) of all of the costs and expenses of the Third Appraiser.  For the purposes of this definition, “Early Purchase Option Fair Market Value” shall be determined on the basis of, and shall equal in value, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer-user (who is neither a lessee in possession nor a used equipment dealer) and an informed and willing seller under no compulsion to sell or lease, as the case may be, and in such determination costs of removal of the Aircraft from its then location shall not be a deduction from such Early Purchase Option Fair Market Value and it shall be assumed (whether or not the same be true) that the Aircraft has been maintained by Lessee and returned to Lessor in accordance with the provisions of the Lease.  Furthermore, the Early Purchase Option Fair Market Value (as determined pursuant to the terms of this definition) shall be calculated utilizing the assumption that the total number of Airframe hours (including, without limitation, the landing gear and/or any other component with hourly overhaul schedules) accumulated from the Acceptance Date to the Early Purchase Date are equal to the lesser of (i) the actual number of hours thereon and (ii) the Estimated Annual Hours for each twelve month period or any portion thereof from the Acceptance Date to the Early Purchase Date. For purposes hereof, “Estimated Annual Hours” shall mean the anticipated number of average annual flight hours as shown on Schedule 2-A to Lease Supplement No. 1.

                Renewal Term shall mean a period of twelve months.

                Maintenance and Return Addendum (“M&R Addendum”) to Aircraft Lease (Serial Number 560-5086) dated as of April 11, 2002, (the “Lease”) by and between Fleet Capital Corporation, as lessor (“Lessor”), and Copart, Inc., as lessee (“Lessee”).

                All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.  Except as set forth herein, all of the terms and conditions of the Lease and any supplements, schedules, addenda, exhibits or the like entered into pursuant to the Lease remain in full force and effect.  Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions hereof, whereupon this M&R Addendum shall be deemed to be a part of the Lease.

                The following provisions are hereby incorporated into the Lease:

I.  Maintenance of Aircraft.

                (a)  Maintenance and Operation.  During the Term, Lessee, at its own cost and expense, shall (i) maintain, inspect, service, repair, overhaul and test the Airframe and each Engine in accordance with FAA approved and Manufacturer’s recommended maintenance programs; (ii) maintain (in the English language) all Records and (iii) promptly furnish to Lessor such information as may be required to enable Lessor to file any reports required by any governmental authority as a result of Lessor’s ownership of the Aircraft.  All maintenance procedures shall be performed in accordance with all FAA and Manufacturer’s standards and procedures by properly trained, licensed, and certified maintenance sources and maintenance personnel utilizing replacement parts approved by the FAA and the Manufacturer, so as to keep the Airframe and each Engine and Part in good operating condition, ordinary wear and tear alone excepted, and to enable the airworthiness certificate for the Aircraft to be continually maintained.

                In the event any Engine is damaged or is being inspected or overhauled and provided no Event of Default has occurred and is continuing, Lessee, at its option, may substitute another engine of the same make and model as the Engine being repaired or overhauled provided such Engine is approved by the FAA and the manufacturer of the Airframe for use on the Aircraft (any such substitute engine being hereinafter referred to as a “Loaner Engine”) during the period of such repair or overhaul and provided further (x) installation of the Loaner Engine is performed by an FAA and manufacturer certified mechanic with respect to an aircraft of the type of the Aircraft, (y) the Loaner Engine is removed and the repaired or overhauled original Engine is reinstalled on the Airframe promptly upon completion of the repair or overhaul of the original Engine but in no event later than the expiration, cancellation or earlier termination of the Term and (z) the Loaner Engine is free and clear of all Liens (other than Permitted Liens) and is maintained in accordance herewith.  Lessor hereby agrees that it has no, and agrees not to assert any, right, title or interest in and to any such Loaner Engine, and Lessor agrees that it shall execute any agreement or document to such effect as Lessee may reasonable request; provided, however, that (i) any reasonable costs or expenses of Lessor related to any such agreement shall be paid by the Lessee upon demand by the Lessor for payment of the same, and (ii) any such agreement shall be in from and substance reasonably satisfactory to Lessor.

                (b)  Additions, Alterations and Replacement Parts.  Lessee shall be entitled from time to time during the Term to acquire and install on the Aircraft at Lessee’s own cost and expense (and Lessor hereby appoints Lessee to be Lessor’s agent for such purpose, so long as no Event of Default has occurred and is continuing), any additional accessory, device or equipment as may be available at such time (“Additions”) but only so long as such Additions (i) are ancillary to the Aircraft; (ii) are not required to render the Aircraft complete for its intended use by Lessee; (iii) will not materially impair the originally intended function or use of the Aircraft or materially diminish the value of the same; (iv) can be readily removed without causing material damage to the Aircraft and (v) in the event that Lessee has executed a Special Tax

Indemnity Rider to the Lease, do not result in a “Tax Loss” as such term is defined in such Special Tax Indemnity Rider.  Title to each Addition which is not removed by Lessee prior to the return of the Aircraft to Lessor shall vest in Lessor upon such return.

                Any alteration or modification (“Alterations”) with respect to the Aircraft that may at any time during the Term be required to comply with any applicable law or any governmental rule or regulation, including, without limitation, any airworthiness directives, shall be made at the expense of Lessee.

                Lessee, at its own cost and expense, will promptly replace all Parts which may from time to time become worn out, lost, stolen, taken, destroyed, seized, confiscated, requisitioned, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever.

                Lessee shall repair all damage to the Aircraft resulting from the installation and removal of Additions, Alterations and/or replacement parts so as to restore the Aircraft to its condition prior to installation, ordinary wear and tear excepted.

                Alterations and/or replacement parts shall be deemed accessions, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor.

             (c)  Aircraft Marking.  Lessee agrees, at its own cost and expense, to (i) cause the Airframe and the Engines to be kept numbered with the identification or serial number therefor as specified in Schedule No. 1 to Lease Supplement No. 1 hereof; (ii) prominently display on the Aircraft that “N” number, and only that “N” number, specified in Schedule No. 1 to Lease Supplement No. 1 or such other “N” number as has been approved in writing by the Lessor and duly recorded with the FAA; (iii) notify Lessor in writing thirty (30) days prior to making any change in the configuration, appearance or coloring of the Aircraft from the time the Aircraft is accepted by Lessee hereunder (other than changes in configuration mandated by the FAA or changes which are reasonably consistent with the configuration, appearance and coloring of the Aircraft as of the Acceptance Date) and in the event of any such change or modification of configuration, coloring or appearance, (other than as permitted hereby) at the request of Lessor to restore the Aircraft to the configuration, coloring and/or appearance of the Aircraft as of the Acceptance Date or, at Lessor’s option to pay to Lessor an amount equal to the reasonable cost of such restoration and (iv) affix and maintain in the Airframe adjacent to the airworthiness certificate and on each Engine a two-inch by four-inch plaque made of metal or other permanent material or permanently painted stencil bearing the following legend:

“This property is Owned by and Leased from Fleet Capital Corporation, One Financial Plaza, Fifth Floor, Providence, Rhode Island 02903.  Any removal, alteration, disposal or other change in the condition or location of this property must be approved by the Owner-Lessor.”

and such other markings as from time to time may be required by law or otherwise deemed necessary or advisable by Lessor in order to protect the title of Lessor to the Aircraft and the rights of Lessor under this Lease.

II.  Return of Aircraft.

                (a)  Condition Upon Return.  Unless purchased by Lessee, whether in connection with the Purchase, Early Purchase and Renewal Option Addendum to the Lessee, the Upgrade Addendum to the Lease or otherwise, upon the expiration, cancellation or other termination of the Lease (whether following an Event of Default or otherwise), Lessee, at its own expense, will return the Aircraft (together with all Records) to Lessor at a location specified by the Lessor within the continental United States and in the condition in which the Aircraft is required to be maintained pursuant to this M&R Addendum and any other applicable provisions of the Lease.  The Aircraft shall be fully equipped with the Engines or the same number, make and model number of engines as are set forth on Schedule No. 1 to Lease Supplement No. 1, which shall fully comply with this M&R Addendum, and which, in the opinion of Lessor, have the same or improved utility, value, useful life, performance, and efficiency (normal wear and tear excepted) as the Engines had on the Acceptance Date and are suitable for use on the Airframe and owned by Lessor and properly installed thereon.  Lessee shall not be relieved of any of its duties, obligations, covenants, or agreements under the Lease (including, without limitation, its obligation to pay Rent) prior to the return of the Aircraft in the manner and condition required with respect to such return.  The Aircraft, at Lessee’s expense, upon redelivery pursuant hereto (i) shall have a currently effective FAA airworthiness certificate; (ii) shall be free and clear of all Liens other than the Lease and any Lessor’s Liens; (iii) shall be in the same configuration and in the same operating condition, ordinary wear and tear excepted, as when delivered to Lessee on the Acceptance Date; (iv) shall be in good operating condition, in good physical condition and good appearance (ordinary wear and tear excepted) with all systems operating normally; (v) shall have no damage history (including, without limitation, any damage history required to be reported on a FAA form #337 or pursuant to any other governmental reporting requirement), unless such damage has been repaired in accordance with the provisions hereof, and after the making of such repairs, the Fair Market Sales Value of the Aircraft has not been negatively affected (or in the event that the Fair Market Sales Value of the Aircraft continues to be negatively affected after such repairs, Lessee may avoid any Default that might otherwise result therefrom by paying to Lessor an amount equal to the difference between the Fair Market Sales Value of the Aircraft without such history and the Fair Market Sales Value of the Aircraft with such history); (vi) shall have no open (and shall be in compliance with) all mandatory service bulletins, manufacturer’s directives or airworthiness directives and all other applicable service, maintenance, repair and overhaul regulations issued by the FAA and/or any Manufacturer, and (vii) shall be otherwise in the condition and repair required under the Lease.  For purposes of clause (v) of the preceding sentence, the existence and the extent of any diminution in Fair Market Sales Value contemplated therein shall be determined by mutual agreement, and if no such agreement is reached between the parties within ten (10) Business Days of Lessor’s notice that it desires a valuation with respect to such damage history (the “Damage History Notice”), the parties will use the appraisal process set forth in Paragraph (c) of the Option Addendum to determine the existence and extent of such diminution. The parties will use their best efforts to complete such valuation as promptly as practicable, but, in any event, within thirty (30) Business Days after the Damage History Notice. A final determination regarding the existence and extent of any diminution shall be binding and conclusive on both parties. Upon Lessor’s request, Lessee shall assign to Lessor Lessee’s rights under any manufacturer’s or servicer’s maintenance service contracts and/or extended warranties for the Aircraft, the Engines and/or any Parts. If at the time of the return of the Aircraft to Lessor, the actual average annual flight hours accumulated with respect to the Airframe (such product, the “Actual Annual Hours”) for the period from the Acceptance Date to such return date (such period, the “Operating Period”), is greater than the Estimated Annual Hours (as defined below), then, Lessor and Lessee shall consult for the purpose of determining the Fair Market Sales Value and the Excess Use Amount (as defined below) of the Aircraft as of the return date, and any values agreed upon in writing shall constitute such Fair Market Sales Value and Excess Use Amount of the Aircraft for the purposes of this M&R Addendum.  If Lessor and Lessee fail to agree upon such values within 30 days after the return date, then Lessor and Lessee shall follow the appraisal procedure set forth in paragraph (c) of the Option Addendum to the Lease for the purpose of determining the Fair Market Sales Value and Excess Use Amount of the Aircraft.  Lessee shall then pay to Lessor within ten (10) days of Lessor’s written demand therefor (which demand shall, unless determination of the amount payable is otherwise agreed upon by Lessor and Lessee without consulting with an appraiser, be accompanied by a copy of an appraiser’s report containing such determination), an amount equal to the Excess Use Amount.  For the purposes of this M&R Addendum, (A) “Excess Use Amount” shall mean the amount by which the Aircraft’s Fair Market Sales Value has been diminished as a result of the Actual Annual Hours accumulated with respect to the Airframe during the Operating Period being greater than the Estimated Annual Hours per annum on average; and (B) “Estimated Annual Hours” shall mean the anticipated number of average annual flight hours as shown on Schedule 2-A to Lease Supplement No. 1.

                (b)  Mid-Life Condition.  At the time of such return (i) each Engine shall have available operating hours until both the next scheduled “hot section” inspection and the next scheduled major overhaul of not less than fifty percent (50%) of the total operating hours available between such “hot section” inspection or major overhaul, as the case may be; (ii) the Airframe shall have remaining not less than (aa) fifty percent (50%) of the available operating hours allowed between major airframe inspections; and (bb) fifty percent (50%) of number of available operating months allowed between major airframe inspections until the next scheduled major airframe inspection; and (iii) all life limited parts and components shall have remaining not less than fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement.  In addition to the requirements set forth in clauses (i), (ii) and (iii) above, all inspections and scheduled maintenance required to be performed on the Airframe, Engines and all life limited parts and components within one hundred twenty (120) days of the date of return and/or one hundred hours (100) of additional operation shall have been performed by Lessee.

                (c)  Engines.  In the event that any Engine does not meet the conditions set forth in Section II (b) (i) above, for each such Engine Lessee shall pay Lessor an amount equal to the sum of (i) the current estimated cost of the next scheduled “hot section” inspection (including in such estimated cost, all required replacements of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (A) zero and (B) the remainder of (x) the actual number of operating hours since the previous hot section inspection, minus (y) 50% of the total operating hours allowable between hot section inspections, and the denominator shall be the total operating hours allowable between hot section inspections, plus (ii) for each such Engine, the product of the current estimated cost of the next scheduled major overhaul (including in such estimated cost, all required replacements of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (A) zero and (B) the remainder of (x) the actual number of hours of operation since the previous major overhaul minus (y) 50% of the total operating hours allowable between major overhauls, and the denominator shall be the total operating hours allowable between major overhauls.

                Notwithstanding the foregoing, the requirements of Section II (b)(i) above and the final sentence of Section II (b) above (but solely with respect to the Engines) shall be deemed to have been satisfied if at the time of return of the Engines (x) the Engines being returned to Lessor shall be covered by a service and maintenance contract in form and substance satisfactory to Lessor which provides for the maintenance and/or overhaul of the Engines (“Maintenance Contract”), (y) either (i) adequate reserves for future required maintenance and/or overhaul shall have been provided for pursuant to such Maintenance Contract or (ii) all amounts due and payable pursuant to such Maintenance Contract shall have been paid in full through the date of return and (z) the entity which provides the maintenance and/or overhaul services under such Maintenance shall either (i) recognize the transfer by Lessee to Lessor of the rights and interests of Lessor (or its designee) under such Maintenance Contract or (ii) acknowledge the rights and interests of Lessor (or its designee) under such Maintenance Contract.

                (d)  Airframe.  In the event that the Airframe does not meet the conditions set forth in Section II (b) (ii) above, Lessee shall pay Lessor an amount equal to the sum of the product of the current estimated cost of the next scheduled major airframe and pressure vessel inspection (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (i) zero and (ii) the remainder of (x) the actual number of respective operating hours or months of operation since previous major airframe and pressure vessel inspection, minus (y) 50% of the respective total operating hours or months of operation allowable between scheduled major airframe and pressure vessel inspections, and the denominator shall be the respective total operating hours or months of operation between scheduled major airframe and pressure vessel inspections.

                (e)  Parts and Components.  In the event any life limited part or component does not meet the conditions set forth in Section II (b)(iii) above, Lessee shall pay to Lessor with respect to each part or component for which said requirement is not met the dollar amount obtained by multiplying (i) the ratio that the life expended in excess of fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement bears to the total allowable life (measured in hours, cycles and/or months, as the case may be) for such part or component by (ii) Lessor’s cost of replacement of such part or component.  Lessor’s cost of replacement of a part or component shall include Lessor’s then current cost of purchasing the part or component itself and all of Lessor’s then current costs associated with the replacement.

                (f)  Treatment of Charges.  All prorated inspection and/or overhaul charges, if any, shall be payable as Supplemental Rent and shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due, including the names of all sources used for the required cost estimates.  Unless both Lessor and Lessee agree to an alternative source, the Manufacturers of the Airframe and Engines shall be used as the sources for all cost estimates.

                (g)  Records.  Upon the return of the Aircraft in accordance with the terms and conditions hereof, Lessee shall deliver all Records to Lessor.  In the event any Records are missing or incomplete, Lessor shall have the right to cause any such Records to be reconstructed at the expense of Lessee.

                (h)  Storage.  Upon the expiration, cancellation or other termination of the Lease, Lessee will, if requested by Lessor, permit Lessor to store the Aircraft at the Primary Hangar Location.  During such storage period Lessee will, at its own cost and expense, keep the Aircraft properly hangared, and will permit Lessor or any Person designated by Lessor, including the authorized representatives of any prospective purchaser, lessee or user of the Aircraft to inspect the same.  Lessee shall not be liable, except in the case of negligence, gross negligence or intentional misconduct of Lessee or of its employees or agents, for injury to, or the death of, any Person exercising, either on behalf of Lessor or any prospective purchaser, lessee or user, the rights of inspection granted hereunder.  Lessee shall bear the risk of loss and shall pay any and all expenses connected with insuring and maintaining the Aircraft during such storage period.  Notwithstanding the foregoing, upon the expiration of the Term for any reason other than an expiration, cancellation or termination which occurs as a result of an Event of Default, the storage period provided for in this paragraph and the obligation to hangar and insure the Aircraft shall be limited to fifteen (15) days.

                (i)  Replacement Engines.  In the event that any engine not owned by Lessor shall be installed on the returned Airframe as set forth in Section II (a) hereof, then Lessee will, concurrently with such delivery, at its own expense, furnish Lessor with a full warranty bill of sale, in form and substance satisfactory to Lessor, with respect to each such engine and with a written opinion of FAA Counsel to the effect that, upon such return, Lessor will acquire a valid and perfected interest in such engine free and clear of all Liens (except Lessor’s Liens).  Thereupon, unless an Event of Default shall have occurred and be continuing, Lessor will transfer to Lessee, on an “AS-IS, WHERE-IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY BY, OR RECOURSE OR WARRANTY TO, LESSOR, except as to the absence of any Lessor’s Liens, all of Lessor’s right, title and interest in and to any Engine not installed on the Airframe at the time of the return of such Airframe.

                (j)  Inspections.  Not more than ninety (90) days prior to the expiration of the Lease, upon the written request of Lessor, Lessee shall, at its expense, review the maintenance records of the Aircraft to determine if the Aircraft is in the condition required by this M&R Addendum.  Following such review, Lessee shall certify to Lessor that such Aircraft is in the condition required by this M&R Addendum according to the maintenance records for such Aircraft, or, if the maintenance records so indicate, indicate what maintenance or repair is needed to bring the Aircraft to the specified condition.

                Lessor shall have the right, but not the duty, to inspect the Aircraft, any component thereof and/or the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior written notice to Lessee.  Upon request of Lessor, Lessee shall confirm to Lessor the location of the Aircraft and shall, at any reasonable time and from time to time, upon reasonable prior written notice to Lessee, make the Aircraft and/or the Records available to Lessor for inspection.

                (k)  Survival.  The provisions of this M&R Addendum shall survive the expiration, cancellation or other termination of the Lease and the return of the Aircraft for any reason whatsoever.

                (l)  Injunctive Relief.  Without limiting any other terms or conditions of the Lease, the provisions of this M&R Addendum are of the essence of the Lease, and upon application to any court of equity having jurisdiction, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth herein.

                Upgrade Addendum (“Upgrade Addendum”) to Aircraft Lease (Serial Number 560-5086) dated as of April 11, 2002, (the “Lease”) by and between Fleet Capital Corporation, as lessor (“Lessor”), and Copart, Inc., as lessee (“Lessee”).

                All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.  Except as set forth herein, all of the terms and conditions of the Lease and any supplements, schedules, addenda, exhibits or the like entered into pursuant to the Lease remain in full force and effect.  Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions hereof, whereupon this Upgrade Addendum shall be deemed to be a part of the Lease.

                The following provisions are hereby incorporated into the Lease:

                Upgrade Option.  So long as no Event of Default shall have occurred and be continuing hereunder, Lessee shall be entitled, at its option, upon at least one hundred twenty (120) days but no more than two hundred forty (240) days prior written notice to Lessor, to replace the Aircraft on each of the 36th Basic Rent Date, the 48th Basic Rent Date, the 60th Basic Rent Date, the 72nd Basic Rent Date, the 84th Basic Rent Date, the 96th Basic Rent Date, the 108th Basic Rent Date and the 120th Basic Rent Date (any such date for purposes of this Section called an “Upgrade Option Date”), with an aircraft (the “Upgrade Aircraft”) which has a value, utility, and useful life better than the Aircraft immediately prior to the exercise by Lessee of its option under this Upgrade Addendum to upgrade the Aircraft.  In connection with any such proposed Upgrade Aircraft, Lessee shall promptly provide Lessor with copies of any proposed aircraft purchase agreement, as well as any other information or documents requested by Lessor, as to said proposed Upgrade Aircraft.  Any such proposed Upgrade Aircraft shall be expressly subject to the prior written approval and consent of the Lessor, which approval and consent shall be given, if at all, in Lessor’s sole discretion.  On the Upgrade Date, the Lessee shall pay to Lessor in immediately available funds, (i) the applicable Upgrade Option Amount No. 1 or Upgrade Option Amount No. 2, as the case may be, (ii) the Basic Rent due for the Aircraft on the Upgrade Date, (iii) all accrued and unpaid Rent then due, owing or outstanding plus (iv) any applicable sales, excise or other taxes imposed as a result of the sale of the Aircraft (other than gross or net income taxes attributable to such sale).  Upon full compliance by Lessee with the terms of this Upgrade Addendum, the Lease shall terminate and Lessor will transfer to Lessee, all of Lessor’s right, title and interest, if any, in and to the Aircraft.  SUCH TRANSFER SHALL BE “AS-IS, WHERE-IS,” WITHOUT RECOURSE TO LESSOR, AND LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT SO TRANSFERRED TO LESSEE.

                Notwithstanding anything to the contrary contained herein or otherwise, until such time as the Lease is actually terminated pursuant to the terms hereof, in no event shall Lessee’s exercise of this option to upgrade the Aircraft under the circumstances contemplated by the terms of this Upgrade Addendum result in any reduction in or delay in the payment of Basic Rent or any other payments of any kind whatsoever due under the Lease or relieve Lessee of any obligations of any kind whatsoever under the Lease or any document, agreement or instrument related thereto.

                Lessor’s Option to Lease.  If the Lessor determines that the Upgrade Aircraft is acceptable, Lessor shall have the option, subject to satisfaction of Lessor’s then current underwriting standards and completion of Lessor’s then current underwriting process, to lease the Upgrade Aircraft to Lessee pursuant to the terms hereof.  In the event that Lessor exercises its option to lease pursuant hereto, on the Upgrade Date Lessee, at its own cost and expense, shall convey to the Lessor good and marketable title to the Upgrade Aircraft, free and clear of any Liens or title defects of any kind whatsoever (for no additional cost to Lessor, including, without limitation, any purchase price amounts or any taxes of any kind whatsoever relating to the conveyance or the sale of the Upgrade Aircraft).  Prior to or at the time of any such conveyance, Lessee, at its own cost and expense, will furnish Lessor with such documents to evidence such conveyance as Lessor shall request in its sole discretion, including, without limitation, bills of sale and opinions of Lessee’s counsel and FAA Counsel comparable to those furnished on the Acceptance Date, which documents shall be in form and substance satisfactory in all respects to Lessor in its sole discretion. In addition, Lessor and Lessee agree that any such lease financing of the Upgrade Aircraft shall be effected utilizing substantially the form of this Lease but which shall be revised or modified to reflect Lessor’s then current standard aircraft lease financing documents and the financial terms of such financing shall reflect Lessor’s then current financial terms for similar customers and aircraft (any such revised or modified lease and related documents hereinafter the “New Lease Documentation”).

                In the event, and only in such event, that Lessor elects not to exercise the foregoing option to lease, Lessee shall be entitled to exercise the upgrade option set forth in this Upgrade Addendum free and clear of Lessor’s option to lease.

                Notwithstanding the foregoing, (i) in the event Lessor does not accept or approve the Upgrade Aircraft for any reason whatsoever pursuant to the terms of this Upgrade Addendum and informs Lessee of the same in writing, or (ii) in the event Lessor determines that the Upgrade Aircraft is acceptable and Lessor elects to exercise the foregoing option to lease the Upgrade Aircraft to Lessee pursuant to the terms of this Upgrade Addendum, but Lessee fails to execute and deliver the New Lease Documentation to Lessor for any reasonable reason (including, without limitation, any disagreement as to pricing) on or prior to the Upgrade Option Date, Lessee shall be entitled to exercise the upgrade option set forth in this Upgrade Addendum free and clear of Lessor’s option to lease only so long as on the Upgrade Date, the Lessee shall pay to Lessor in immediately available funds, (A) the Upgrade Option Amount No. 2, (B) the Basic Rent due for the Aircraft on the Upgrade Date, (C) all accrued and unpaid Rent then due, owing or outstanding plus (D) any applicable sales, excise or other taxes imposed as a result of the sale of the Aircraft (other than gross or net income taxes attributable to such sale).  Upon full compliance by Lessee with the terms of this Upgrade Addendum as provided above, the Lease shall terminate and Lessor will transfer to Lessee, all of Lessor’s right, title and interest, if any, in and to the Aircraft.  SUCH TRANSFER SHALL BE “AS-IS, WHERE-IS,” WITHOUT RECOURSE TO LESSOR, AND LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT SO TRANSFERRED TO LESSEE.

                Additional Terms and Definitions.  For purposes of this Upgrade Addendum and the Lease, the following definitions and terms shall apply:

                Upgrade Option Amount No. 1 shall mean in the event the Lessor determines that the Upgrade Aircraft is acceptable and Lessor exercises its option to lease the Upgrade Aircraft to Lessee pursuant to the terms of this Upgrade Addendum:  an amount equal to the Lessor’s Cost multiplied by the percentage set forth on Schedule No. 4 to Lease Supplement No. 1 to the Lease for the applicable Upgrade Option Date.

Upgrade Option Amount No. 2 shall mean (i) in the event the Lessor determines that the Upgrade Aircraft is not acceptable and Lessor does not exercise its option to lease the Upgrade Aircraft to Lessee pursuant to the terms of this Upgrade Addendum, or (ii) in the event Lessor determines that the Upgrade Aircraft is acceptable and Lessor elects to exercise the foregoing option to lease the Upgrade Aircraft to Lessee pursuant to the terms of this Upgrade Addendum but Lessee fails to execute and deliver the New Lease Documentation to Lessor for any reasonable reason on or prior to the Upgrade Option Date,:  an amount equal to the Lessor’s Cost multiplied by the percentage set forth on Schedule No. 5 to Lease Supplement No. 1 to the Lease for the applicable Upgrade Option Date.

SECURITY DEPOSIT AMENDMENT

Fleet Capital Corporation

One Financial Plaza

Providence, Rhode Island 02903–2305

                This Security Deposit Amendment (this “Amendment”) is attached to and made a part of that certain Aircraft Lease dated as of April  11, 2002 (the “Lease”), by and between Copart, Inc. (“Lessee”) and Fleet Capital Corporation (“Lessor”), and is made in addition to and not in substitution for any other security agreement, security or collateral now held or hereafter acquired by Lessor.

                1.     Security Deposit.  Concurrently with the execution and delivery of this Amendment, Lessee shall pay or cause to be paid to Lessor in immediately available funds the sum of $900,000.00 (together with all accrued interest, profits and replacements thereof, the “Security Deposit”) on account of and as collateral security for the payment and performance of all Obligations (hereinafter defined). The outstanding principal balance of the Security Deposit shall be held by Lessor hereunder without payment or crediting of interest to Lessee.  The Security Deposit, and any proceeds or replacements thereof, may be commingled with, and shall not be segregated from, any other funds or property in the possession of Lessor.  Upon the occurrence an Event of Default under the Lease, Lessor may, but shall not be obligated to, apply all or any portion of the Security Deposit in payment or satisfaction of all or any portion of the Obligations, all without demand upon or notice to Lessee or any other party.  Lessee shall immediately restore and replace the Security Deposit so applied (or the portion thereof, as the case may be), by payment of a like amount to Lessor immediately upon demand.  Absent manifest error, the amount of the Security Deposit at any time held by Lessor reflected on the books and records of Lessor shall be final, binding and conclusive on the parties hereto.

                2.     Security Agreement.  Lessee hereby grants to Lessor a continuing security interest in the Security Deposit, and any and all proceeds thereof, to secure the prompt payment and performance as and when due of all indebtedness, obligations and liabilities of Lessee owing to Lessor, of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, without limitation, all loans (including any loan by renewal or extension of existing indebtedness or liability), all indebtedness, all obligations for the deferred purchase price or rental of any property, all indebtedness, liabilities or obligations owing from Lessee to others which may have been obtained by purchase, negotiation, discount, transfer, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorneys fees chargeable to Lessee or incurred by Lessor, in connection with the Lease (the “Obligations”).  Lessor shall have all of the rights and remedies provided for in this Amendment and also the rights and remedies of a secured party under the Uniform Commercial Code and any applicable laws, all of which shall be deemed cumulative and not alternative and are not exclusive of any other remedies provided by law.

                3. Satisfaction.  Upon satisfaction of all of Lessee’s Obligations to Lessor and further provided that no Event of Default or Default has occurred and is continuing, the balance of the Security Deposit, if any, then held by Lessor shall, subject to applicable law, be promptly paid to Lessee and the security interest granted therein shall terminate.

                All capitalized terms used herein and not defined herein shall have the meanings set forth or referred to in the Lease.  Except as specifically set forth herein, all of the terms and conditions of the Lease shall remain in full force and effect and are hereby ratified and affirmed.  To the extent that the provisions of this Amendment conflict with any provisions contained in the Lease, the provisions of this Amendment shall control.

Dated as of: April 11, 2002

FLEET CAPITAL CORPORATION		COPART, INC.

By:	/s/ John E. Haakenson, Jr.	By	/s/ Paul A. Styer

Name:	John E. Haakenson, Jr.	Name:	Paul A. Styer

Title:	Vice President	Title:	Secretary

fleet\copart\3aircraft lease